EXHIBIT 10.4

LONG BEACH

BERTH ACCESS, USE AND THROUGHPUT AGREEMENT

This LONG BEACH BERTH ACCESS, USE AND THROUGHPUT AGREEMENT (the “Agreement”) is executed as of September 14, 2012 (the “Execution Date”), and dated effective as of the Commencement Date (as defined below in Section 3), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 22 only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining and Marketing Company, a Delaware corporation (“Customer”), on the other hand.

RECITALS

WHEREAS, pursuant to that certain Long Beach Harbor Department Lease Document HD-2114 (as such lease may be amended, restated, modified or supplemented from time to time, “Lease HD-2114”) with the City of Long Beach, California (the “City”), Customer has leasehold interests in (A) Berths 84A and 86 (together, the “Berths”; and each, individually, a “Berth”) and the dock related thereto (together with the Berths, the “Dock”), (B) various fixtures and improvements located in, on and around the Dock, including piping, loading arms and sheds (together with the Dock, the “Wharf”), and (C) subject to various permits, licenses and easements, Customer owns six (6) staging tanks at the Wharf with an aggregate shell capacity of 235,000 barrels for the storage of intermediate and refined petroleum products, along with related hydrocarbon transfer pumps, piping, sheds and equipment (including electrical switching and communications facilities and equipment) for such staging tanks (collectively, the “Staging Facility”), all of which is situated at the Long Beach Terminal (the “Marine Terminal”) located in the Port of Long Beach (“POLB”) in the City;

WHEREAS, subject to various permits, licenses and easements, Customer owns (i) one 24” dark oil pipeline (the “Crude Oil Pipeline”), depicted on Schedule A as Items No. 1, between the Wharf and Customer’s Los Angeles Refinery located in Carson and Los Angeles, California (the “Wilmington Refinery”), (ii) one 16” gasoline pipeline (the “Gasoline Pipeline”), depicted on Schedule A as Item No. 2, between the Wharf and the Wilmington Refinery, and (iii) one 14” diesel/clear VGO pipeline (the “Clear Products Pipeline,” depicted on Schedule A as Item No. 3, between the Wharf and the Wilmington Refinery; and together with the Gasoline Pipeline, the “Refined Products Pipelines”; and collectively, the Refined Products Pipelines and the Crude Oil Pipeline, the “Pipelines”);

WHEREAS, Lease HD-2114, including the rights, obligations and other restrictions set forth therein, and the leasehold interests in the Wharf are expected to be assigned (the “Lease Assignment”) or subleased from Customer to Operator (the “Sublease”), as the case may be, upon receipt of the City’s consent;

WHEREAS, the operation of the Staging Facility and the Pipelines by Operator, as lessee or sub-lessee under Lease HD-2114 will require a Certificate of Financial Responsibility (“COFR”) issued by the California Department of Fish and Game (“CDFG”) in favor of Operator, which Operator expects to be issued contemporaneously with the Lease Assignment or Sublease;

WHEREAS, upon receipt of approval from the City of the Lease Assignment or Sublease, as the case may be, of Lease HD-2114 and the issuance by the CDFG of the COFR, Lease HD-2114 and the leasehold interests in the Wharf, such items along with the Staging Facility and the Pipelines, are to be formally subleased and/or assigned and conveyed to Operator;

WHEREAS, during the period commencing on the Commencement Date and continuing until the date of the Lease Assignment or Sublease (the “Interim Period”), Operator shall provide services to Customer to manage and operate the Wharf, the Staging Facility and the Pipelines (collectively, and along with Lease HD-2114, the “Long Beach Assets”) pursuant to a stand-alone operating agreement by and between Customer and Operator (the “Operating Agreement”);

WHEREAS, during the Term (as defined below and which shall encompass the Interim Period), Customer desires for Operator to provide the services set forth herein relating to the Long Beach Assets in order to enable Customer to receive and ship Products to and from Marine Vessels and other third party terminals and pipelines;

WHEREAS, Operator is willing to provide such services to Customer relating to the Long Beach Assets; and

WHEREAS, Operator and Customer desire to enter into this Agreement to memorialize the foregoing and the terms of their commercial relationship regarding the Long Beach Assets.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self Contained Breathing Apparatus (SCBA), toxic gas monitoring equipment, mooring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver Customer’s Product from a Marine Vessel to the Pipelines or from the Pipelines to a Marine Vessel.

“Annual Minimum Throughput Volume” means the Minimum Marine Throughput Volume multiplied by 12 (e.g., 50,000 Barrels per day x 365 days = 18,250,000 Barrels for a calendar year).

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“Berth” or “Berths” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“CDFG” has the meaning set forth in the Recitals.

“City” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in Section 19(a).

“Clear Products Pipeline” has the meaning set forth in the Recitals.

“COFR” has the meaning set forth in the Recitals.

“Commencement Date” has the meaning set forth in Section 3.

“Confidential Information” has the meaning set forth in Section 26.

“Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; and/or (b) fails to meet Operator’s minimum specifications.

“Contract Year” means the period commencing on the Commencement Date and ending on the date that is twelve calendar Months after the Commencement Date and each successive calendar year thereafter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“CPI-U” ” means Consumer Price Index for all Urban Consumers for the Los Angeles, Riverside and Orange County area as published by the Bureau of Labor Statistics of the United States Department of Labor.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.

“Crude Oil Pipeline” has the meaning set forth in the Recitals.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 19(a).

“Customer Insurance Group” has the meaning set forth in Section 23(b).

“Customer’s Percentage Allocation” means the higher of: (i) Customer’s actual volumetric percentage utilization of the Berths (as compared to the total volumetric utilization of the Berths) for any calendar year in which the Customer’s actual throughput volume is equal to or greater than the Annual Minimum Marine Throughput Volume; or (ii) the volumetric percentage determined by the Annual Minimum Marine Throughput Volume divided by the Theoretical Throughput Volume for any calendar year in which the Customer’s actual throughput volume is less than the Annual Minimum Marine Throughput Volume.

“Customer’s Proportionate Share of MPC” has the meaning set forth in Section 7(a)(ii).

“Default Notice” has the meaning set forth in Section 20(a).

“Defaulting Party” has the meaning set forth in Section 20(a).

“Dock” has the meaning set forth in the Recitals.

“Execution Date” has the meaning set forth in the Recitals.

“Extended Term” has the meaning set forth in Section 4.

“Extension Period” has the meaning set forth in Section 4.

“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(i) strikes, picketing, lockouts or other industrial disputes or disturbances;

(ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(iii) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“Gasoline Pipeline” has the meaning set forth in the Recitals.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Standard Volume (GSV)” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor (Ctl) for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60°F and also corrected by the applicable pressure correction factor (Cpl) and meter factor.

“Interim Period” has the meaning set forth in the Recitals.

“Lease Assignment” has the meaning set forth in the Recitals.

“Lease HD-2114” has the meaning set forth in the Recitals.

“Long Beach Assets” has the meaning set forth in the Recitals.

“MAOP” has the meaning set forth in Section 14(g).

“Marine Terminal” has the meaning set forth in the Recitals.

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Minimum Marine Throughput Volume” means an aggregate volume of 1,520,833 Barrels of Products per Month throughput across the Berths (50,000 Barrels per day multiplied by 365 days divided by 12), provided, however, that all volumes of Product throughput across the Berths will be applied towards the Minimum Marine Throughput Volume and provided, further, however, that the Minimum Marine Throughput Volume during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Minimum Pipeline Throughput Volume” means (i) an aggregate volume of 912,500 Barrels of Products per Month throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer from the Commencement Date through December 31, 2014, or (ii) an aggregate volume of 1,520,833 Barrels of Products per Month throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer from January 1, 2015 through the expiration or termination of this Agreement; provided, however, that all volumes of Product throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer will be applied towards the Minimum Pipeline Throughput Volume and provided, further, however, that the Minimum Pipeline Throughput Volume during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Month” means the period commencing on the Commencement Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MOTEMS” has the meaning set forth in Section 6(b)(ii).

“MPA” has the meaning set forth in Section 6(a)(iii)(5).

“MPC” has the meaning set forth in Section 7(a)(i).

“MTVF” has the meaning set forth in Section 5(a)(i).

“MVR” has the meaning set forth in Section 5(a)(ii)

“Non-Defaulting Party” has the meaning set forth in Section 20(a).

“OCR” has the meaning set forth in Section 6(b).

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement dated as of the date hereof, as amended from time to time, by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, the General Partner, the Partnership and TLO.

“Operating Agreement” has the meaning set forth in the Recitals.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 19(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.

“Party” or “Parties” means that each of Operator and Customer is a “Party” and collectively are the “Parties” to this Agreement.

“PCR” has the meaning set forth in Section 7(b)(ii).

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline” or “Pipelines” has the meaning set forth in the Recitals.

“Pipeline Use Fee” has the meaning set forth in Section 5(a)(iii).

“POLB” has the meaning set forth in the Recitals.

“Pollution Event” has the meaning set forth in Section 19(c).

“Product” or “Products” means Crude Oil and Refined Products.

“Project” has the meaning set forth in Section 7(a)(i).

“Project Cost Reimbursements” has the meaning set forth in Section 7(b)(ii).

“Refined Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil and/or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Refined Products Pipelines” has the meaning set forth in the Recitals.

“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.

“Shell Lubes” means Pennzoil-Quaker State Company d/b/a SOPUS Products.

“Shell Berth Use Agreement” means that certain Berth Use Agreement dated as May 10, 2007 by and between Shell and Customer, which shall be assigned to Operator.

“Shortfall Credit” has the meaning set forth in Section 9(a).

“Staging Facility” has the meaning set forth in the Recitals.

“Storage and Transportation Fee” has the meaning set forth in Section 5(a)(iv).

“Sublease” has the meaning set forth in the Recitals.

“Term” and “Initial Term” each have the meaning set forth in Section 4.

“Term Customer” means a user of the Berths that has entered into a take-or-pay agreement for a designated minimum throughput volume in excess of 1,216,667 barrels per month.

“Theoretical Throughput Volume” shall mean, during any calendar year, (i) the total Berth volumetric throughput by all Persons plus (ii) the sum of the absolute value of the difference between each customer’s actual calendar year throughput volume and such customer’s annual minimum marine throughput volume for those customers whose actual throughput volume is less than those customers’ calendar year minimum marine throughput volume.

“Waste” means any (a) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; and/or (b) oily ballast water, oily bilge water, sludge, and/or cargo residue by a Marine Vessel transferring Product into or out of the Marine Terminal. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

“Wharf” has the meaning set forth in the Recitals.

“Wilmington Refinery” has the meaning set forth in the Recitals.

SECTION 2 GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement, Operator’s operating permits, the limitations of the Berths, the limitations of connecting carriers, the rules and procedures set forth in Annexes B and C, and all Applicable Law, Operator shall provide throughput service for Customer’s Marine Vessels, subject to Berth availability as provided herein, for the loading and unloading of Products to be received or delivered to the manifold connection with the Pipelines, and each Month during the Term, Customer shall throughput across the Berths the Minimum Marine Throughput Volume and shall throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer, the Minimum Pipeline Throughput Volume, subject to reduction as set forth herein. Customer’s personnel shall be granted access to the Beth for the purpose of boarding and unboarding its Marine Vessels. For purposes of this Agreement, Customer’s Marine Vessels and personnel shall include those of Customer and/or its suppliers and trade partners accessing the Berths.

SECTION 3 COMMENCEMENT DATE

The “Commencement Date” will be the date on which the Sublease or Lease Assignment, as applicable, becomes effective.

SECTION 4 TERM

Commencing on the Commencement Date, the initial term of this agreement shall be for a period of ten (10) years until the anniversary of the Commencement Date in 2022 (the “Initial Term”), provided, however, that Customer may, at its sole option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Operator no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. Customer shall also have the option to modify the Term of this Agreement so that it continues for twenty (20) years after the Commencement Date (the “Extended Term”). If applicable, Customer shall notify Operator of its desire to invoke the Extended Term no later than the fifth anniversary of the Commencement Date. The Initial Term, Extended Term and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”. The Term shall extend into any extensions or renewal of Lease HD-2114; however, the Term shall terminate if Lease HD-2114 is not extended or renewed or is terminated by the POLB.

Notwithstanding the foregoing, and in addition to terms and conditions contained in Sections 20, 21, 28 (a)(v)(3)(III) and 28 (a)(v)(3)(IV), the applicable Party may terminate this Agreement if any of the following events occur:

(a) receipt of written notice from Customer of termination at least ninety (90) Days prior to the commencement of an Extension Period, whereupon this Agreement shall automatically terminate upon the end of the then-existing Term;

(b) the termination or cancellation of Lease HD-2114 for any reason other than renewal and/or amendment, whereupon this Agreement shall terminate immediately upon such event; and

(c) upon twelve (12) Month notification by Customer for the termination of process unit operations, in all or in part, at the Wilmington Refinery.

SECTION 5 THROUGHPUT FEES

(a) Throughput Fees. Customer agrees to pay to Operator the following fees for all Barrels of Product throughput across the Berths:

(i) a $0.40 per barrel fee, subject to a Minimum Marine Throughput Volume Fee (the “MTVF”) of $608,333 per Month ($0.40/Barrel multiplied by 1,520,833), subject to escalation as provided in Section 8(a)(i) below; plus

(ii) a $0.15 per Barrel use fee for marine vapor recovery throughput at the Marine Terminal ( the “MVR Fee”), when applicable, subject to escalation as provided in Section 8(a)(i) below; plus

(iii) a $0.10 per Barrel pipeline use fee for Product volumes loaded and offloaded to marine vessels throughput through the Pipelines, as follows: (A) subject to a minimum of $91,250 per Month from the Commencement Date through December 31, 2014; and (B) subject to a minimum of $152,083 per Month from January 1, 2015 through the termination or expiration of this Agreement (the “Pipeline Use Fee”), subject to escalation as provided in Section 8(a)(i) below; plus

(iv) a $0.70/Barrel storage and transportation fee for the use of the 235,000 shell capacity of the Staging Facility for a fee of $164,500 per Month (the “Storage and Transportation Fee”), subject to escalation as provided in Section 8(a)(i) below.

(b) MTVF Relief. During any Month that one or both of the Berths are not available to receive any customer’s Marine Vessels on a day in which Customer’s Marine Vessel is scheduled to have access to a Berth, for any reason other than Customer’s actions, including without limitation, Operator’s actions, Force Majeure, and the actions of a Governmental Authority, and such unavailability prevents Customer from throughputting the Minimum Marine Throughput Volume, the Minimum Marine Throughput Volume (and resulting MTVF) and the Minimum Pipeline Throughput Volume (and resulting Pipeline Use Fee) for such Month will be reduced as follows:

(i) If both Berths are unavailable, then the MTVF and the minimum Pipeline Use Fee will be proportionally reduced in proportion to the number of days in such Month when Customer’s vessels were prevented from having access to the Berths as a result of the Berths being unavailable, divided by the total days in such Month; or

(ii) If only one Berth is available, then the MTVF and the minimum Pipeline Use Fee will be proportionally reduced in proportion to the number of days in such Month when Customer’s vessels were prevented from having access to the Berths for more than two (2) days after delivering NOR (as a result of one Berth being unavailable) divided by the total days in such Month.

SECTION 6 PASS THROUGH AND REGULATORY OBLIGATION COST REIMBURSEMENTS

(a) Pass Through Costs. During the Term, Customer agrees to pay or reimburse Operator for the following pass through costs:

(i) Labor Services. Stand-by dock Operator fees per person for all actual time that Operator’s personnel are required for the loading and unloading of Customer’s Marine Vessels pursuant to this Agreement, and any additional services not expressly covered by this Agreement which are requested by Customer and agreed to by Operator. The initial hourly rate for such labor services shall be as set forth on Schedule 6(a). Operator may adjust such rates once per calendar year subject to escalation as indicated in Section 8(a) to account for changes in Operator’s costs of providing such labor services. In addition, Customer shall pay Operator for any materials used in the performance of such services outside the ordinary course of business an amount equal to the cost of such materials plus 20%. Materials used in the performance of services outside the ordinary course of business of providing routine berthing and throughput services shall include, but not be limited to:

(1) Chemicals (e.g. hydrogen sulfide scavenger, drag reducer, etc.); and

(2) Materials used in an emergency response (e.g. oil boom, oil absorbing materials, oil clean up materials, fire suppression foam and extinguishing agents, etc.).

(ii) Booming Services. The initial rate for booming services shall be as set forth on Schedule 6(a). Operator may adjust such rates annually subject to escalation as indicated in Section 8(a) to account for changes in Operator’s costs of providing such booming services.

(iii) Marine Terminal Fees. Customer shall pay, either directly or by reimbursement to Operator, all applicable third-party charges and related pass-through fees assessed to Operator, by any Governmental Authority, or by any other Persons that are related directly or indirectly to the throughput of Product across the Berths via Marine Vessel, including but not limited to the City, POLB or any other governmental, regulatory, local authority, or agency or utility. These charges shall include, but not be limited to:

(1) Wharfage and dockage fees (such charges presently based on the POLB’s Tariff No.4, which may be amended from time to time);

(2) All U.S. Customs and Border Protection related fees;

(3) Marine pollution, protection and/or conservation fees;

(4) Oil spill contingency fees and charges;

(5) Marine Preservation Association (“MPA”) fees due on Qualified Barrels as defined by the MPA;

(6) Marine Spill Response Corporation charges and fees;

(7) California Oil Spill Response Fund charges and fees;

(8) POLB pilot fees; and

(9) All other similar existing or future Federal, State, or local volume related pass-through fees and facility use permit fees that are directly associated with the services provided to Customer pursuant to this Agreement.

(iv) Shore Side Survey or Inspector Fees. Customer shall pay or reimburse Operator for 100% of all shore side survey or inspector fees incurred and attributable to each Customer shipment across the Berths.

(b) Regulatory Obligation Cost Reimbursements. Customer will also pay Operator a Monthly regulatory Obligation Cost Reimbursement (“OCR”).

(i) The OCR shall equal the average of Customer’s Percentage Allocation for the prior two calendar years multiplied by the amount, as reasonably determined by Operator, which is sufficient to reimburse Operator for the portion of Operator’s actual additional recurring costs incurred after the Commencement Date attributable to Regulatory Obligations.

(ii) Such costs shall include, but not be limited to, additional costs, fees and charges for: marine vapor recovery; shore side pumping; power, Clean Air Action Plan compliance; compliance under the State of California’s Marine Oil Terminals Engineering and Maintenance Standards (“MOTEMS”); and any other similar costs, fees and charges that are as a result of action by a Governmental Authority.

(iii) Before the start of each Contract Year, Operator will provide Customer with its projected OCR for such Contract Year, with all reasonable supporting documentation and back up in calculating the OCR. Pursuant to Section 9, such OCR shall be payable Monthly.

(iv) Within 90 days after the end of each Contract Year in which OCR is charged to Customer, Operator shall reconcile the projected OCR charged to and paid by Customer during such Contract Year with the actual additional operating costs incurred by Operator during such Contract Year and shall credit or debit Customer’s next recurring invoice according to such reconciliation.

(c) Taxes. All taxes (other than property taxes, ad valorem taxes, income taxes, gross receipt taxes, payroll taxes and other similar taxes) that Operator incurs on Customer’s behalf for services provided hereunder shall be reimbursed by Customer unless prohibited by Applicable Law.

(d) Limitation. In no event will Operator charge or be entitled to pass-through costs or OCR which (i) result from any criminal act of Operator or any of its agents, employees or representatives, or (ii) are in the nature of late fees, penalties or interest that could have been avoided by Operator in the exercise of ordinary diligence.

(e) Adjustments. All pass through costs may be adjusted at Operator’s sole discretion to reflect applicable changes in the particular fee.

SECTION 7 MAJOR PROJECT COSTS AND PROJECT COST REIMBURSEMENTS

(a) Major Project Costs. Customer shall reimburse Operator for Customer’s Proportionate Share of MPC incurred by Operator relating to the Wharf and Ancillary Facilities as follows:

(i) “MPC” or “Major Project Costs” means those actual capital expenditures (whether capitalized or expensed by Operator for accounting or tax purposes) for major, non-recurring projects (each, a “Project”) involving substantial changes to the Wharf or Ancillary Facilities or access to the Wharf, incurred after the Commencement Date attributable to Regulatory Obligations, including without limitation changes required under MOTEMS, Clean Air Action Plans, harbor channel deepening and/or similar regulatory or environmental operating expenses or capital expenses as a result of action by a Governmental Authority.

(ii) “Customer’s Proportionate Share of MPC” for a Project means the average of Customer’s Percentage Allocation for the two calendar years before the year in which a Project is completed multiplied by the MPC for such Project. If needed, up to two calendar years of actual throughput data prior to the Commencement Date year may be used to determine the average of Customer’s Percentage Allocation for the two calendar years before the year in which a Project is completed. If, however, Customer’s Proportionate Share of MPC for a Project is to be paid for through PCR payments (as defined and pursuant to subparagraph 7(b)(ii) below), and during any calendar year there are cumulative changes in Customer’s Percentage Allocation in an amount greater than ten percent (10%), then the outstanding principal balance of Customer’s Proportionate Share of MPC will be adjusted up or down at the start of the next calendar year to correspond to the cumulative changes, but subject to terms and conditions of subparagraph 7(b)(ii)(2)(III) below;

(iii) Operator shall provide Customer with reasonable supporting information and cost accounting for: its expenses relating to the MPC; the basis for determining Customer’s Proportionate Share of MPC; provided that, Operator will not be required to divulge any information in violation of any applicable anti-competition laws, rules or regulations. Customer may audit such supporting documentation pursuant to the terms and conditions of Section 25 below.

(iv) Notwithstanding anything contained herein, Customer will have the right to review and consent to the scope, design or implementation of a Project; provided, however, (x) Operator will provide Customer regular updates of Project scope and design and obtain Customer consent to scope and cost at each stage of the Project design for all Projects with estimated cost in excess of $100,000, (y) Operator will provide Customer a written summary of any Project (including a +/-10% cost estimate for the Project) at least 90 days prior to commencement of construction of the Project, and (z) Operator and Customer shall meet to discuss Customer’s Proportionate Share of MPC at least 30 days prior to commencement of construction of the Project. Operator shall design and construct the Project in accordance with customary industry standards and the requirements of the applicable Governmental Authority.

(b) MPC Payment Methods. Customer may, at its option, elect to pay Customer’s Proportionate Share of MPC for a Project by one of the two following methods, to be selected on or before the date Operator begins construction work on a Project:

(i) Customer may pay Operator the Customer’s Proportionate Share of the MPC in full upon completion of the applicable Project; or

(ii) Customer may pay Customer’s Proportionate Share of MPC in Monthly installments (the “Project Cost Reimbursements” or “PCR”) pursuant to the following conditions:

(1) The PCR payment obligation shall commence upon completion of the applicable Project, with the first PCR payment to be made in accordance with the first regular Monthly invoice delivered by Operator following completion of the Project.

(2) The outstanding principal balance of Customer’s Proportionate Share of MPC shall bear interest at the lesser of a per annum rate of fifteen percent (15%) or the highest rate of interest (if any) permitted by Applicable Law, and shall be repaid in equal Monthly installments of principal and interest, with such payment to be based on the outstanding principal balance of Customer’s Proportionate Share of MPC amortized over (A) five (5) years, or (B) the number of years remaining in the Term, whichever time period is shorter; provided, however, that if this Agreement is terminated pursuant to Sections 4, 20, 21 or 28(a), then the remaining unpaid principal balance of Customer’s Proportionate Share of MPC will be due and payable pursuant to the following conditions:

(I) If, upon termination of this Agreement, Operator has not replaced Customer’s Annual Minimum Throughput Volume with a new third-party take or pay commitment for use of the Wharf, then the remaining unpaid principal balance of Customer’s Proportionate Share of MPC will be due and payable by Customer upon the date of such termination.

(II) Except as provided in subparagraph (III) below, if upon termination of this Agreement, Operator has replaced Customer’s Annual Minimum Throughput Volume with a new third-party take or pay commitment for use of the Wharf, then Customer’s remaining unpaid balance will be reduced by the percentage of Customer’s Annual Minimum Throughput Volume replaced by such new third party, up to a maximum of 100% of the remaining unpaid balance, with any remaining unpaid balance to be due and payable on the date of such termination. In other words, and by way of example only, if Operator replaces 9,125,000 Barrels per year of Annual Minimum Throughput Volume with a new take or pay commitment upon termination, then Customer’s remaining unpaid balance would be reduced by 50% (9,125,000 Barrels per year /18,250,000 Barrels per year = 50%), and the remaining 50% unpaid balance would be due and payable by Customer upon the date of such termination.

(III) The extent to which new third-party commitments are considered new commitments eligible to reduce the unpaid balance of Customer’s Proportionate Share of MPC, as set forth in subparagraph (II) immediately above, shall be determined as the difference between the throughput commitments for the calendar year preceding the date the notice of cancellation is delivered minus the total committed throughput volumes during the first calendar year after cancellation of this Agreement.

(c) Anticipated Projects. Attached hereto as Schedule 7(C) is a non-exhaustive list of the types of Projects Operator anticipates will generate MPC over the Term of this Agreement. Such list may be amended, restated, modified, or supplemented by Operator from time to time over the Term without the need for an amendment to this Agreement.

(d) Customer Tie-In Projects. Any MPC required by the POLB, any state or federal agencies, or any other Governmental Authority, including without limitation, MPC associated with shore side pumping or emission reduction requirements, which are attributable to specific Projects relating to the installation of Customer’s pipeline tie-in or other similar Customer Projects will be 100% allocable to and reimbursed by Customer. Customer shall pay such reimbursements either on an ongoing basis or upon Project completion, as Operator shall elect in its commercially reasonable discretion. Subsequent requirements by Governmental Authority which require MPC will be reimbursed as determined in Section 7.

SECTION 8 ADJUSTMENTS – FEES AND COSTS

(a) Fee Adjustments.

(i) Starting July 1, 2013, the Schedule 6(A) Flat Rate Fees and all fees in Section 5(a) above shall automatically be increased on the first day of July for each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U for the prior calendar year, rounded to the nearest one-tenth of one percent.

(ii) The MTVF will be adjusted upon the Lease Assignment or Sublease, as applicable, and any renewal, reopening, or fee adjustment of Lease HD-2114 if Operator’s payment obligations thereunder change such that Operator’s Term and non-Term throughput pass-through fees are insufficient to meet Operator’s minimum guaranteed payment obligation to the POLB. Any such adjustment(s) is to be commensurate with any percentage change greater than zero percent (0%) to Operator’s guaranteed minimum payment obligations thereunder.

(b) OCR Adjustments. If, at any time during a Contract Year, Operator determines in its commercially reasonable discretion that the then-applicable OCR is not sufficient in amount to reflect Operator’s actual operating costs for the Wharf and Ancillary Facilities, then Operator may revise the OCR by providing Customer with 30-days prior written notice of such revised OCR, such notice to contain all reasonable backup information in respect of the revised OCR.

(c) Total Fee Adjustment. If, at any time during a Contract Year, the total per-Barrel fee paid by Customer to throughput Product across the Berths (including the MTVF, any pass-through costs, any OCR, any MPC, and any other fees) exceeds the total fees paid by any customer, other than Shell Lubes, for use of the Berths, Dock, Wharf, or Marine Terminal, then Operator shall refund Customer, on a per-Barrel basis, any excess paid by Customer in such Contract Year. In such event, Operator shall adjust Customer’s future fees such that Customer’s total per-Barrel fees are no more than any customer, other than Shell Lubes, at the Berths, Dock, Wharf, or Marine Terminal.

SECTION 9 PAYMENTS

(a) Monthly Shortfall Credit. If the Minimum Marine Throughput Volume and/or the Minimum Pipeline Throughput Volume are not met, then Customer shall receive a “Shortfall Credit” calculated as the difference between actual total volumes received during such Month and the Minimum Marine Throughput Volume and/or the Minimum Pipeline Throughput Volume multiplied by the sum of the MTVF and/or the Pipeline Use Fee, each on a per Barrel basis.

(b) Monthly Reconciliation. Actual volumes of Barrels throughput across the Berths are to be determined Monthly, based upon Marine Vessel deliveries, Marine Vessel receipts and Pipeline transfers during that Month and credited towards the Minimum Marine Throughput Volume in such Month. A Marine Vessel’s cargo will apply to the Month in which loading and unloading is completed, provided that if a cargo is unable to be loaded or unloaded in the Month in which loading or unloading was scheduled due to the failure of Operator to perform as scheduled, then the Parties shall negotiate in good faith to determine the appropriate Month in which to credit receipt of such cargo. The Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to Customer’s account and may be applied against amounts owed by Customer for volumes in excess of the Minimum Marine Throughput Volume and/or the Minimum Pipeline Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Shortfall Credit that is not used by Customer during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(c) Fee Calculation. At the end of each Month, Operator will calculate the total fees that Customer incurred for throughputting Barrels across the Berths and through the Pipelines during such Month, as follows:

(i) $0.40 per barrel for all Products throughput across the berths, subject to the MTVF for the Minimum Marine Throughput Volume (with a statement of any applicable Shortfall Credit for underdeliveries); plus

(ii) $0.10 per barrel pipeline use fee for all Products loaded and offloaded to marine vessels and throughput through the Pipelines, subject to the Pipeline Use Fee for the Minimum Pipeline Throughput Volume (with a statement of any applicable Shortfall Credits for underdeliveries); plus

(iii) the Storage and Transportation fee; plus

(iv) any MVR Fees, pass through costs, OCR and MPC for such Month pursuant to Sections 6(a), 6(b) and 7.

(d) Invoices. Operator will invoice Customer Monthly, providing its calculations of all applicable items set forth above. All amounts set forth above shall be due and payable no later than ten (10) days after Customer’s receipt of Operator’s invoice. The invoiced amount shall be for the items described above and other charges during the prior Month. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(e) Disputed Amounts. If Customer reasonably disputes any amount invoiced by Operator, Customer shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. Customer and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provide for herein. All portions of the disputed amount determined to be owed the Customer shall be refunded to the Customer within ten (10) days of the dispute resolution.

SECTION 10 PRODUCT SPECIFICATIONS

(a) Product Quality.

(i) Product Testing. Upon request, Customer shall provide Operator a laboratory report for each Product delivery by Customer or Customer’s supplier. Operator will not be obligated to receive Contaminated Product for throughput across the Berths, nor will Operator be obligated to accept Product that fails to meet the quality specifications set forth in the arrival notice.

(ii) Off-Spec/Contaminated Product. Operator may, without prejudice to any other remedy available to Operator, reject and return Contaminated Product to Customer, even after delivery to Operator at the Berths. Customer at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or third party tankage, resulting from the introduction of Contaminated Product. Customer shall remove and replace any Contaminated Product or reimburse Operator for any and all expenses incurred in removing and/or replacing any such Contaminated Product received.

(iii) Minimum Specifications. Operator retains at all times under the term of this Agreement the right to establish and/or change Operator’s minimum specifications, subject to Section 28(a), for any Product introduced at the Berths with thirty (30) days advance notice to Customer. Changes will not affect previously accepted nominated volumes unless immediate action is required by Applicable Law. Operator’s Minimum Specifications shall allow the throughput of the grades and approximate qualities of crude oil specified in Annex D.

(b) Product Warranty. Customer warrants to Operator that all Product tendered by or for the account of Customer for throughput across the Berths will conform to Operator’s minimum specifications for such Product and the most recently available and commonly accepted assay and any applicable API or ASTM standards. Operator may rely upon the specifications and representations of Customer as to Product quality.

(c) Material Safety Data Sheet. Customer will provide Operator with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product throughput across the Berths. Customer shall provide its customers with the appropriate information on all Products throughput across the Berths.

(d) Quality Analysis. Operator will not perform any Product quality analysis on behalf of Customer unless Customer so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by Customer, are for Customer’s account. In the absence of fraud or manifest error, any quality determination performed by Operator hereunder shall be binding on both Parties. Customer or its designated independent inspector may observe Operator in any measurement or sampling.

SECTION 11 PRODUCT QUANTITY

(a) Measurement. The quantity of Product received from or loaded to Customer’s Marine Vessels shall be based on Gross Standard Volume (GSV) using the applicable API and ASTM or equivalent standards as follows:

(i) Marine. For Marine Vessel movements by the following (in order of preference), subject to Operator’s reasonable discretion to choose an alternative method: (i) by meters; (ii) by static shore tank gauges of the tank; otherwise (iii) by a mutually agreeable method. The custody transfer quantity shall not be determined by vessel gauges or bills of lading unless otherwise mutually agreed to in writing by Customer and Operator. Customer shall provide Operator with all reasonable documentation with respect to the volumes throughput across the Berths, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of Marine Vessel discharge.

(ii) Pipeline. For Pipeline movements, the volume will be determined by the Marine Vessel receipt and/or load volumes in Section 11(a)(i) above for the portion of the Marine Vessel receipt and/or load volume delivered to or received from the Wilmington Refinery by the Pipelines. For Marine Vessel discharge or load volume which is delivered to or received from third party pipelines or terminals and the Wilmington Refinery, the Pipeline movement volume will be determined by the difference between the total volume discharged from or loaded to the Marine Vessel less the volume delivered to or received from a third-party pipeline or terminal. Customer shall provide Operator with all reasonable documentation with respect to the volumes throughput across the Berths, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of Marine Vessel discharge.

SECTION 12 WASTE AND HAZARDOUS MATERIALS

(a) Storage, Handling and Disposal of Waste. Operator and Customer will comply with Applicable Law regarding the storage and handling of Product and the disposal of any Waste. Customer shall pay or reimburse Operator for removal from the Berths of any Waste or residuals, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement will remain in effect. Unless stated otherwise herein, Operator shall be responsible for any fines, penalties, claims, violations, or similar obligations related to Operator’s operation of the Berths and Ancillary Facilities.

(b) Waste Discharge from Marine Vessels. Operator will not accept Waste from Marine Vessels that discharge cargoes at the Berths. If Waste is tendered from Marine Vessels as required by any MARPOL Annex, similar regulations, Applicable Law, or the United States Coast Guard, Customer agrees to arrange, or authorize a representative of the Marine Vessel to arrange on the Marine Vessel’s or on Customer’s behalf, for disposal of all such Waste using third-party services approved by Operator, such approval not to be unreasonably withheld, conditioned or delayed. If Customer or its authorized representative refuses to arrange for the removal of such Waste, Operator will arrange for the removal and disposal of such Waste, and Customer shall reimburse Operator for the cost of receiving, handling, storing, and shipping such Waste and shall pay for appropriate treatment, storage and disposal of such Waste in compliance with Applicable Law. In addition to such reimbursement, subject to Applicable Law, Customer shall pay Operator an administrative fee equal to twenty percent (20%) of the reimbursement amount.

(c) Hazardous Materials – Reporting. Operator will report its handling of all hazardous materials for Customer as required by Applicable Law. Customer will accurately and properly represent the nature of all such materials to Operator. Customer agrees to reimburse Operator for any reasonable, direct charges that Operator may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in Operator’s reporting as required by Applicable Law.

SECTION 13 SERVICES; HOURS; VOLUME GAINS AND LOSSES

(a) Services. Operator shall throughput and handle Customer’s Products across the Berths, make all tie-ups and connections at the Berths (excluding all connection and disconnection of cargo hoses or loading arms at a Marine Vessel’s manifold), provide regulatory compliance reporting that Operator is required to perform as the Berth operator, and provide such other services set forth for in this Agreement (the “Services”). Operator will timely provide Customer with a copy of any regulatory compliance report filed by Operator regarding Customer’s Product upon request by Customer. Operator will provide the labor and supervision necessary to perform the Services contemplated by this Agreement, and Operator will provide and maintain the equipment necessary to perform the Services contemplated by this Agreement. Operator will maintain the Berths according to Lease HD-2114 and good industry practice and will use reasonable care in performing the Services consistent with customary industry practices. Customer personnel shall make all other Marine Vessel connections to the Berths, chicksans or hoses.

(b) Hours. Subject to the terms and conditions of Annexes B and C, the Berths will be available on 24/7/365 basis, as needed.

(c) Volume Gains and Losses. Operator shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the transportation of the Products across the Berths or Pipelines, except if such losses are caused by the negligence or willful misconduct of Operator. Customer will bear any volume gains and losses that may result from the transportation of the Products across the Berths and Pipelines.

SECTION 14 OPERATIONS

(a) Nominations and Scheduling. Subject to the terms and conditions of Annexes B and C, subsections (b) through (g) below and the physical constraints of the Berths, Operator shall provide Customer’s Marine Vessels non-discriminatory, priority access rights to access the Berths to throughput Customer’s Products. Operator shall schedule Customer’s Marine Vessel nominations on a “first available” basis, subject to coincident Berth and Pipelines availability. Customer’s Marine Vessel nomination and schedule priority shall not be less than any customer, other than Shell Lubes.

(b) Term Commitment/Pipeline Access. Operator will not increase the total term commitments for Dock utilization to greater than forty-five percent (45%) of the total available hours of the Marine Terminal or provide access to or use of the Pipelines to any third party without the prior written consent of Customer.

(c) Priority. Customer’s request for Berth access shall be given the same priority access for all Product, as well as for throughput above the Minimum Marine Throughput Volume. The existing priorities for lubricant blendstocks provided to Shell Lubes pursuant to the Shell Berth Use Agreement will be honored and maintained; provided, however, Customer’s Marine Vessels priority shall not be less than any customer, other than Shell Lubes.

(d) Unavailability of Berths for Maintenance. The Berths may be unavailable for short periods of time due to routine maintenance and repair. Operator shall use reasonable commercial diligence to maintain at least one Berth available to receive deliveries; provided, however, Section 5(b) hereof shall apply to any such unavailability. To the extent practicable, Operator shall use reasonable commercial efforts to provide Customer at least one hundred twenty (120) days or as soon as practicable advance written notice of planned maintenance of the Berths.

(e) Marine Vessel Scheduling Procedures. Operator will not modify the Marine Vessel scheduling procedures at the Berths without the prior written consent of Customer.

(f) Modification of Nomination Procedures. Operator may not modify its nomination procedures without prior consent of Customer.

(g) MAOP.

(i) From time to time, Operator may designate a maximum allowable operating pressure (“MAOP”) on each Pipeline, which may be changed by Operator in its sole discretion upon notice to Customer; provided, however, that if Operator should ever reduce the maximum operating pressure of a Pipeline below 180 psig, then Operator shall use all reasonable efforts to restore the Pipelines to a MAOP of at least 180 psig as quickly as reasonably possible. As of the date hereof, the designated maximum operating pressure on each of the Pipelines is 180 psig. If Operator reduces MAOP below 180 psig, then Operator and Customer will utilize the procedure in Section 28(a)(v) to identify and mitigate the physical and financial impacts of the reduction in MAOP in the same manner that a change in Dock Specification or Product Specification would be resolved.

(ii) During any time period in which the MAOP of the Pipelines is reduced below 180 psig, the Minimum Pipeline Throughput Volume shall be reduced proportionately to the extent that such reduced pressure impairs Customer’s ability to actually throughput Products at the Minimum Pipeline Throughput Volume. Customer shall not deliver any Products into a

Pipeline at a pressure that exceeds or could cause the Pipeline to exceed its MAOP, and in the event that Customer determines that an ongoing delivery through a Pipeline may exceed the MAOP of that Pipeline, then Customer shall immediately shut down the delivery and cause the pressure to be reduced. Customer shall immediately notify Operator at any time that the MAOP of a Pipeline has been exceeded. Customer shall conduct all pumping operations in accordance with applicable U.S. Department of Transportation regulations, using adequately trained and qualified personnel. Customer shall maintain and make available for Operator’s inspection recording charts reflecting a true and accurate record of line pressure. Upon request, Customer shall provide Operator with dynamic volumetric pipeline monitoring or volumetric flow rates and cumulative total volumes of total volumes. In the event that the difference between pipeline monitoring readings or shipper and receiver total volumes exceed three percent (3%) or becomes greater than two percent (2%) for longer than four (4) hours, Customer shall shut down the transfer and shall not resume such transfer until the pipeline monitoring readings can be reconciled or the difference between shipper and receiver cumulative totals reconciles to within two percent (2%).

(h) Marine Vessel Shifting. If Customer, Operator or a third party requires priority access to a Berth that is being occupied by a Marine Vessel of another party or during a scheduled allocation period for another party in order to accommodate a special access need, then the parties shall cooperate in a good faith and commercially reasonable manner to accommodate such request, including the relocation of the Marine Vessel, if appropriate, provided however the MTVF and the minimum Pipeline Use Fee for the Month in which such shifting occurs shall be determined as if the volumes were delivered as originally scheduled, without regard to such shifting.

(i) Relocation and Demurrage. Operator will not pay demurrage, except if such demurrage is the result of Operator’s negligence or willful misconduct; provided, however, that if any party is requested to move a Marine Vessel on a Berth or to delay the movement of a Marine Vessel to a Berth during its scheduled allocation period in order to accommodate a special access need of another party, then the party requiring such movement shall be responsible for paying all resulting Marine Vessel relocation, demurrage and other associated charges.

SECTION 15 TITLE AND RISK OF LOSS; CUSTODY AND CONTROL

Title and the risk of loss or damage to the Product shall remain at all times with the owner of the Product, subject to any lien in favor of Operator under Applicable Laws. For Marine Vessel deliveries, Operator will have custody of Product from the time it passes the flange connecting the delivery line of the delivering Marine Vessel to the time it either passes the manifold of the receiving third party pipelines or it passes from the Pipelines to the flange connecting the Pipelines and the Wilmington Refinery. For Marine Vessel loading, Operator will have custody of Product from the time it passes the flange connecting the Wilmington Refinery and the Pipelines to the time it passes the manifold of the Marine Vessel. All Product in the Staging Facility shall remain in the custody of the Operator.

SECTION 16 NEW TAXES AND ASSESSMENTS

(a) New Taxes and Assessments. Without duplication of matters addressed in Section 6 and/or Section 7, which shall control with respect to such matters, Customer shall promptly pay or reimburse Operator for any newly imposed taxes, duties, import fees, assessments or other charges of any federal, state, or local Governmental Authority that Operator is required to pay or collect, including oil spill response fund assessments, spill taxes, pollution control taxes, coastal protection fees, marine preservation association fees, emission fees, charges, excises, duties, tariffs, inspections, if any, now or during the Term of this Agreement that are hereafter imposed on Product and on the transfer, handling or disposal of Waste, or on any other use thereof. Further, Customer shall promptly pay or reimburse Operator for any additional or increased taxes levied upon Operator by reason of Customer’s use of Operator’s leased premises or any equipment thereon; provided, however, that Customer shall not pay any more than Customer’s Percentage Allocation of such taxes or increased or additional taxes if such premises or equipment are used by Customer jointly with others. Notwithstanding the foregoing, each Party shall pay its own personal property, ad valorem, income, profit, franchise, or similar tax.

(b) Excise Taxes. Customer is responsible for the collecting and remitting of all applicable federal and state excise taxes on Product from its customers and accounts for which Customer would ordinarily be responsible.

(c) Exemption. If Customer is exempt from the payment of any taxes allocated to Customer under the foregoing provisions, Customer shall furnish Operator with the proper exemption certificates.

SECTION 17 COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Compliance with Applicable Law. Each Party certifies that none of the Products covered by this Agreement were or will be derived from Crude Oil, petrochemical, or gas which was produced, withdrawn from storage or imported in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, or handling of Products hereunder or the ownership, operation or condition of the Berths. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. To the extent required by Applicable Law, and as applicable to the services performed under this Agreement, each Party shall specifically comply, and require its contractors and subcontractor(s) to comply with California Civil Code, Section 1714.43, as applicable to ensure that all contractors, subcontractors, vendors and suppliers comply with all labor laws, including laws against slave labor and human trafficking and that such contractors, subcontractors, vendors and suppliers verify that the materials incorporated into any products manufactured for either Party are in compliance with all such laws. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 18 LIMITATION ON LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) Limitation of Liability

(i) Notwithstanding anything to the contrary contained in this Agreement, but excluding liabilities caused by the willful misconduct of any member of the Operator Group (as defined in Section 19(b) below), the Parties hereby agree that Operator’s total aggregate liability to the Customer Group (as defined in Section 19(a) below) under this Agreement for any particular liability shall be limited to (a) the amount of total fees collected by Operator from Customer pursuant to this Agreement during the twelve (12) Months immediately preceding the alleged liability, or (b) if the Agreement has been in effect for less than twelve (12) Months, the amount equal to twelve (12) times the average of the Monthly fees that would have been collected for the transport of Product across the Berths.

(ii) Notwithstanding anything to the contrary contained in this Agreement, but excluding liabilities caused by the willful misconduct of any member of the Customer Group (as defined in Section 19(a) below), the Parties hereby agree that Customer’s liability to indemnify the Operator Group pursuant to Section 19 of this Agreement for each occurrence shall be limited to:

(1) For all indemnities except those arising under Section 19(c), the greater of:

(I) (x) the amount of total fees collected by Operator from Customer pursuant to this Agreement during the twelve (12) months immediately preceding the alleged liability, or (y) if the Agreement has been in effect for less than twelve (12) months, the amount equal to twelve (12) times the average of the monthly fees collected during such less than twelve (12) month period; or

(II) the limits stated under Section 23 below for the insurance policies required under Section 23 to be maintained by the Customer Insurance Group to provide coverage with respect to the particular occurrence that is the subject of such indemnity,

(2) For indemnities arising from or relating to a Pollution Event under Section 19(c), the sum of:

(I) The amount of insurance coverage actually provided by Customer’s marine carriers who access the Berths, required as set forth under Section 23(c) below, and

(II) Five hundred million dollars ($500,000,000), if the actual insurance coverage provided by Customer’s marine carriers who access the Berths is below the limits stated in Section 23(c) below;

(III) Provided that (x) in no event shall the aggregate liability of the Customer Group under (I) and (II) above exceed one billion dollars ($1,000,000,000) for all indemnities arising from or relating to a pollution event under Section 19(c) and (y) the limitation set forth in this Section 18(b)(ii)(2) shall also apply to the indemnity set forth in Section 19(d) as it relates to a Pollution Event.

(3) Provided, however, that for indemnities arising under Sections 19(b) and 19(c), the Customer Group’s amounts and obligations shall not be limited if the cause of the Claim or Pollution Event giving rise to the indemnity is Customer Group’s violation of Section 14(g).

(4) Provided, further, however, the foregoing limitation shall not limit Operator’s ability to collect as breach of contract damages the fees, pass through costs and reimbursements payable by Customer to Operator that are expressly provided in this Agreement.

(c) Claims and Liability for Lost Product. Operator shall not be liable to Customer for lost or damaged Product unless Customer notifies Operator in writing within ninety (90) days of the report of any incident or the date Customer learns or should have learned of any such loss or damage to the Product, whichever is earlier. Subject always to Section 18(b), Operator’s maximum liability to Customer for any lost or damaged Product shall be limited to (a) the lesser of (i) the replacement value of the Product at the time of the incident based upon the price as posted by Platts for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (ii) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (b) the salvage value, if any, of the damaged Product.

(d) Demurrage. Operator assumes no liability for demurrage (whether related to marine movements or otherwise), except if such demurrage is the result of Operator’s negligence or willful misconduct and except as provided in Section 14(i).

(e) No Guarantees or Warranties. Except as expressly provided in this Agreement, neither Customer nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 19 INDEMNIFICATION

(a) Duty to Indemnify Customer Group. Except as expressly provided otherwise in this Agreement, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Customer, its marine carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (collectively the “Customer Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR

PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING OR RELATING TO ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT. Notwithstanding the foregoing, Operator’s obligation to indemnify Customer Group hereunder shall not apply to any Claims caused by Customer Group’s violation of Section 14(g) except to the extent such violation is the result of acts or omissions of Operator.

(b) Duty to Indemnify Operator Group. Except as expressly provided otherwise in this Agreement, CUSTOMER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Operator and Operator’s affiliates, officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of Customer Group) (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF CUSTOMER GROUP WHILE USING THE BERTHS AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER WHILE PERFORMING OR RELATING TO CUSTOMER’S OBLIGATIONS UNDER THIS AGREEMENT. Customer Group’s obligation to indemnify Operator hereunder shall include any Claims arising from Customer Group’s violation of Section 14(g) except to the extent such violation is the result of acts or omissions of Operator.

(c) Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of Customer Group’s vehicles, Marine Vessels or equipment or otherwise caused by any member of the Customer Group while in, on, or adjacent to the Berths (each such event a “Pollution Event”), Operator shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by Operator or required by any Governmental Authority, and shall notify Customer, as soon as reasonably possible, of such activities. CUSTOMER SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT THAT CUSTOMER SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE NEGLIGENCE OF OPERATOR. Customer Group’s obligation to indemnify Operator hereunder shall include any pollution event arising from Customer Group’s violation of Section 14(g) unless such violation is the result of acts or omissions of Operator.

(d) Failure to Maintain Required Coverages. In the event that (i) Customer does not maintain, or does not cause the Customer Insurance Group (as defined below) members to maintain, the insurance coverages required by Section 23 of this Agreement or (ii) Customer fails to include Operator as an additional insured on all policies of insurance required by Section 23 of this Agreement, then Customer shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured.

(e) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(f) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 19 are independent of any insurance requirements as set out in Section 23, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(g) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(h) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(i) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 20 DEFAULT

(a) Failure to Perform. If either Party breaches this Agreement or defaults in the prompt performance and observance of any of the terms or conditions of this Agreement (the “Defaulting Party”), then the other Party (the “Non-Defaulting Party”) shall as soon as reasonably possible after discovery of the breach/default, and before pursuing any remedy, notify the Defaulting Party of the breach/default (the “Default Notice”). The Default Notice shall include the following with specificity: a description of the breach/default and a good faith estimate of any damage resulting from the breach/default.

(b) Remedy. If a breach/default is not remedied, or if substantive action has not been commenced to remedy such breach/default (which action is not thereafter diligently pursued until remedied), within thirty (30) days after receiving the Default Notice, or within five (5) Business Days in the event of payment default, the Non-Defaulting Party may, at its election: (a) terminate this Agreement; (b) seek any other available remedies; or (c) seek any other appropriate or applicable remedies available at law or in equity.

(c) Waiver. The waiver by the Non-Defaulting Party of any right under this Agreement will not operate to waive any other right nor operate as a waiver of such right at any future date upon another default by the other Party under this Agreement. A single or partial exercise of that right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

(d) Cumulative Nature of Remedies. The remedies of Customer provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 21 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due (subject to Section 5(b)), as a result of an event of Force Majeure at the Berths or with respect to the Pipelines, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by Customer during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Berths, the Pipelines, or any part thereof is destroyed or damaged to such extent as to make them unusable, then Operator, in its sole discretion, may elect whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 22 ASSIGNMENT; NEW BERTH ACCESS AGREEMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Execution Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b) Except as otherwise provided in this Section 22, Customer shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from Customer to any subsidiary or affiliated company, or any new lessee or sublessee of the Berths in the event Operator assigns or subleases its interest in Lease HD-2114. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. Customer may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Wilmington Refinery, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

(c) Notwithstanding the foregoing, Customer shall have the right to sublease or assign any portion of its Minimum Marine Throughput Volume or Minimum Pipeline Throughput Volume to any third-party without Operator’s consent, subject to Operator’s approval of acceptable credit standards of such third-party, to be determined in Operator’s commercially reasonable discretion.

(d) Upon termination of this Agreement for reasons other than (i) a default by Customer, or (ii) termination of this Agreement initiated by Customer pursuant to Section 20 or Section 21, both Customer and Operator agree to enter into a new marine terminal use and throughput agreement that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same Long Beach Assets that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to Operator than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new marine terminal use and throughput agreement shall be based on Wilmington Refinery requirements, conditioned on Operator’s continued operation of the Wharf on terms and conditions acceptable to the Operator, and Operator shall not be required to extend the term of Lease HD-2114 or any sublease or subsequent renewals thereof in order to provide continuing services to Customer.

(e) Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 4 or modify the Term based on Wilmington Refinery requirements. Operator shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

SECTION 23 INSURANCE

(a) Insurance Required by Operator. Operator shall be required to carry at least the minimum level of insurance required pursuant to Lease HD-2114.

(b) Insurance Required by Customer. Customer shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its carriers, contractors, agents and representatives (collectively the “Customer Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator of the following types and amounts:

(i) Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

(ii) Employer’s Liability. Employer’s Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones act), in the following minimum limits:

(1) Bodily injury by accident – $1,000,000 per accident;

(2) Bodily injury by disease – $1,000,000 each employee; and

(3) Bodily injury by disease – $1,000,000 policy limit.

(iii) Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Customer and/or any member of Customer Insurance Group while in, on or adjacent to the Long Beach Assets, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

(iv) Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) combined single limits each occurrence.

(v) Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 23(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-four million dollars ($24,000,000) per occurrence.

(c) Required Insurance for Customer’s Marine Carriers. Customer shall cause all marine carriers who will access the Berths on its behalf to maintain insurance coverage as set forth below:

(i) Hull & Machinery. Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower’s liability with the Sistership Clause unamended.

(ii) Protection & Indemnity. Protection and Indemnity Insurance provided through any combination of (A) full entry with a Protection and Indemnity Club; and/or (B) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than one billion dollars ($1,000,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower’s liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.

(iii) Certificate of Financial Responsibility (Water Pollution). Marine carriers are required to provide to Operator a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and Annex B prior to arrival at the Berths. Evidence of all required insurance coverages for marine carriers must be received by Operator’s marine scheduler before approval to berth at the Berths will be granted or before authorization to enter Berths area will be given, whichever is earlier.

(d) Certificates of Insurance; Endorsements. Excluding insurance for Customer’s marine carriers, Customer shall cause the Operator Group (as defined above) to be named as an additional insured on all policies of insurance secured by Customer and the members of Customer’s Group in accordance with this Agreement. Customer shall furnish Operator with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until Operator has received thirty (30) days written notice. Customer hereby waives, and shall cause its insurers and those of the Customer Insurance Group to also waive any right of subrogation that they may have against the Operator or the Operator Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.

(e) Self-Insurance. Subject to Operator’s review and approval, which will not be unreasonably withheld, Customer may self-insure the Commercial General Liability requirements set forth in Section 23(b)(iv). Operator reserves the right, at Operator’s discretion, to periodically review Customer’s financial means to meet the Customer Insurance Group insurance requirements included herein by self-insurance. If Operator reasonably determines that Customer cannot meet the insurance obligations included herein by self-insurance, Operator may require Customer to obtain and maintain insurance coverages for requirements as provided in this Section 23 with insurance companies rated not less than A, IX by A.M. Best or otherwise reasonably satisfactory to Operator. The self-insurance shall protect the Indemnified Parties in the same manner and to the same extent as they would have been protected had the policy or policies not been self-insured, contained a self-insured retention or deductible.

SECTION 24 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses set forth on Schedule 24 attached hereto. Either Party may, at any time and from time to time may, modify and/or supplement Schedule 24 by providing the other Party with a substitute Schedule 24, changing the addresses for such Party, without requiring amendment of this Agreement.

SECTION 25 REPORTS AND AUDIT

(a) Either Party shall have the right, at its sole cost and expense, upon forty-five (45) days prior written notice, to audit the books, accounts, and records of the other Party directly related to that Party and related to an invoice of the other Party to verify the accuracy of such invoice, or as otherwise appropriate to audit performance under this Agreement. Under no circumstances shall the scope of such audit include the books, accounts or records of a third party. All audited information shall be kept confidential pursuant to the terms of this Agreement. The audited Party will not be required to divulge any information that identifies specific volumes attributable to any customer other than the auditing Customer, or that is otherwise in violation of any applicable anti-competition laws, rules or regulations a third-party auditor may be required to enter into a confidentiality agreement if it is deemed necessary by the Party being audited. Under no circumstances may an auditor disclose third-party information, including, but not limited to third-party Customer identities and third-party pricing information, to the Party exercising its right for an audit without the written permission of the Party being audited. The Party being audited will have sole discretion whether to permit such disclosure.

(b) Within one-hundred and eighty (180) days of an audit commencing, all final audit findings must be presented to the Party being audited. Subject to the time limitations set forth herein, the Parties will negotiate in good faith to verify and promptly settle claims pursuant to this clause; provided that any claim not filed with the appropriate court of law within twenty-four (24) Months of the date of the invoice in question shall be waived.

SECTION 26 CONFIDENTIAL INFORMATION

(a) Treatment. Each Party shall treat as strictly confidential any Confidential Information obtained or received by it as a result of entering into or performing its obligations under this Agreement, other than disclosure to their representatives, agents, tax advisors, accountants, counsel, other advisors, and employees on a need-to-know basis who agree to be bound by this confidentiality provision.

(b) Definition & Exceptions. “Confidential Information” means information furnished by one Party to the other that is marked or otherwise identified or reasonably identifiable as proprietary or confidential, and, with respect to both Parties, the terms and provisions of this Agreement. Confidential Information shall not include any:

(i) information that is or becomes generally available to the public other than as a result of a disclosure by the Party in violation of this Agreement;

(ii) information that is already known to a Party prior to being furnished by the other Party or its representatives;

(iii) information that becomes available to a Party from a third-party source if such source was not subject to any confidentiality obligation or other prohibition against transmitting the information; or

(iv) information that is independently developed by a Party without reference to Confidential Information of the other Party.

(c) Limited Disclosure Exceptions. These provisions shall not operate to the extent that (a) disclosure is required by Applicable Law; (b) disclosure is made with the prior written consent of the other Party; or (c) disclosure is necessary to the receiving Party’s bankers or financial institutions (who agree to be bound by this confidentiality provision) in connection with the financing of such Party’s operations or Product. Prior to making a disclosure required by Applicable Law, the disclosing Party shall at least ten (10) Business Days prior to any disclosure inform the other Party (if allowed pursuant to Applicable Law) in writing as to the proposed form, nature and purpose of the disclosure, and shall permit the non-disclosing Party to take any available legal steps to prevent or limit such disclosure.

(d) Survival. The provisions of this Section 26 shall survive the termination of this Agreement for two (2) years.

SECTION 27 SAFE BERTH

Operator shall exercise due diligence to provide a berth which the nominated Marine Vessels accepted by the Operator can safely reach and leave and at which the Marine Vessel can lie, load, and discharge always safely afloat; provided however, Operator makes no representation or warranty regarding the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth. It is understood that per Operator’s lease or sublease agreement with the City, that Operator does not maintain the berthing depth; however, Operator shall ensure that Customer and any of Customer’s accepted Marine Vessels are immediately notified of any changes in water depth that affect the stated draft maximum at mean lower low water as stated in section 6.0 Dock Specifications of Annex B of this Agreement (Marine Terminal Berths 84A & 86, Vessel Nomination and Scheduling Guidelines).

SECTION 28 MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties; provided, however, that the Operator has the right to modify, supplement, or restate, from time to time, the schedules, exhibits, and Annexes according to the provisions (i) through (ix) below. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(i) Schedule 6 (A) Flat Rate Fees: Shall be annually adjusted by the positive change in CPI-U (if any), as indicated in Section 8(a);

(ii) Schedule 7 (C) List of Anticipated Projects: Operator may modify, supplement, or restate provisions at its discretion;

(iii) Schedule 24 Notice Addresses: Operator may modify, supplement, or restate its notice address at its discretion;

(iv) Annex B Sections 1.0 through 5.0 and Section 8.0: Operator may not modify, supplement, or restate provisions without obtaining written consent of Customer.

(v) Annex B Section 6.0 Dock Specifications and Section 7.0 Product Specification Limits: Operator reserves the right to modify, supplement, or restate provisions as required to maintain safe and secure operations and to maintain regulatory compliance. Operator shall notify Customer as soon as practicable of any specification changes which become more restrictive for Customer’s use of the Berths. In the event that the dock or Product specifications are changed in a manner that becomes more restrictive than the specifications listed on Annex B, Section 6.0 and Section 7.0 at the time of executing this Agreement, the following procedures shall occur:

(1) Operator and Customer shall meet within 30 days of Operator’s notice to review the potential financial impact to Customer from restrictions on vessel operations resulting from the change in specification. Customer shall provide detailed explanation of all assumptions and calculations for the analysis. Operator shall provide reasonable explanation of the basis for the change in specifications and its analysis of any modifications to the Berths or operating procedures that might be reasonably implemented to mitigate adverse financial impact to Customer. If the specification changes arise as a result of action or inaction by the Port of Long Beach for its channels and waters, then Section 27 shall apply and the potential financial impact shall be deemed to be zero.

(2) If the financial impact to Customer from restrictions on vessel operations resulting from the change in specifications is agreed to be less than $500,000 per year, Operator will use reasonable commercial efforts to restore capability of the terminal to meet the dock and Product specifications in effect on the Execution Date, to the extent reasonably possible, within a reasonable time period. If the costs associated with such restoration of capability are within the other provisions of this Agreement for OCR and/or MPC, then those provisions shall apply accordingly.

(3) If the financial impact to Customer from restrictions on vessel operations resulting from the change in specifications is agreed to be in excess of $500,000 per year, then the Parties shall proceed as follows;

(I) Within 180 days of the specification change, Operator may offer Customer a monthly financial settlement as an adjustment to the MTVF to compensate Customer for the financial impact of the restrictions on vessel operations resulting from the change in specifications. In such notice, Operator shall notify Customer of any changes that Operator intends to make to restore the original specifications, in whole or in part, or to otherwise mitigate the effect of the change in specifications. If Operator is able to make changes in the specifications or operating procedures that mitigate all or part of such financial impact to Customer, then the financial settlement amount shall be adjusted by the mitigated amount. If the costs associated with such restoration of capability are within the other provisions of this Agreement for OCR and/or MPC, then those provisions shall apply accordingly.

(II) Operator shall have the option, but not the obligation, to make modifications and restoration to the terminal to allow the dock and Product specifications to be restored to those in effect on the Execution Date. If the costs associated with such restoration of capability are within the other provisions of this Agreement for OCR and/or MPC, then those provisions shall apply accordingly. Upon restoration of dock or Product specifications to those in effect at the time of execution of this Agreement, then the obligation of Operator to make a monthly financial settlement shall terminate.

(III) If within 270 days of the date of its notice, Operator does not either (i) restore the dock or Product specifications to meet or exceed those in effect on the Execution Date or (ii) agree to make a monthly financial settlement to compensate Customer for the financial impact of restrictions on vessel operations resulting from the change in dock and Product specifications contained in Annex B Section 6.0 and Section 7.0 in effect on the Execution Date, then Customer may terminate this Agreement by providing Operator 60 days written notice.

(IV) So long as Operator is making monthly financial settlements to Customer as provided in (I) above, then the Parties shall meet every 12 months to review the actual on-going financial impact to Customer from restrictions on vessel operations resulting from the change in specification. Operator shall provide reasonable explanation of the status and projected timeline of any modifications to the Berths or operating procedures that might be reasonably implemented to mitigate adverse financial impact to Customer. Customer shall provide detailed explanation of all its actual data and calculations for the analysis. Customer and Operator shall agree on an updated actual financial impact to be used in any subsequent monthly financial settlements. If any financial impact to Customer is agreed to be greater than $500,000 per year, then Operator shall provide Customer with 30 days notice of whether it elects to continue to make a monthly financial settlement adjusted to correspond to the then current financial impact to Customer. If Operator elects to continue making such adjusted financial settlements, this Agreement shall continue, with the financial settlement amounts modified as provided herein. If the financial impact is greater than $500,000 per year, and Operator elects to not continue making such monthly financial settlements, then Customer may terminate this Agreement by providing Operator 60 day’s written notice.

(V) In the event that Operator and Customer are unable to agree upon the amount of any financial impact to Customer, provided for herein, they shall submit the appropriate data to a mutually agreed third party with expertise in the industry, whose conclusion shall be binding on both parties. The cost of the third party analysis shall be equally split between the Parties.

(vi) Annex B Section 9.0 Miscellaneous: Operator shall not change the Nomination Procedures without consent of Customer. Any change to the Nomination Procedures shall not be done in a manner that discriminates against Customer relative to all other customers, excluding Shell Lubes, using the Berths.

(vii) Annex B-1 Tesoro Marine Vessel Vetting Process: Operator may not modify, supplement, or restate provisions without obtaining written consent of Customer.

(viii) Annexes C and C-1 Security Plan and Access Agreement: Operator may modify, supplement, or restate provisions in its reasonable discretion in order to meet its operational needs or to address safety and security concerns by providing Customer 30 days notice prior to the effective date of any change.

(ix) Annex D Approved Crude Qualities: Operator may not eliminate any specific crude grades listed unless required for compliance with regulation or law. Operator shall use due diligence to review and approve new crudes requested by Customer that are not included in Annex D.

(b) Entire Agreement. This Agreement, together with the other agreements executed contemporaneously herewith, together with the schedules and annexes, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of Lease HD-2114, or rules and regulations of the POLB and the City will be governed by the laws of the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas; provided that this limitation shall not prevent a party from joining the other party in an action in another forum involving the POLB and/or the City. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) Independent Contractor. Operator’s relationship to Customer hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of Customer.

(g) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying Customer, Operator may restructure and restate this Agreement, provided that such restructuring and restatement does not increase the charges that Customer is obligated to pay or prevent Customer from meeting its Minimum Marine Throughput Volume and Minimum Pipeline Throughput Volume obligations hereunder.

(h) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(i) No Third Party Beneficiaries. Except as expressly set forth herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(j) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(k) Schedules, Exhibits and Annexes. Any schedules, exhibits and/or annexes attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:

TESORO LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC, its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

Signature Page to

Berth Access, Use and Throughput Agreement

SCHEDULE A

PIPELINES

SCHEDULE 6(A)

(i) Labor Services. $150 per hour stand-by dock Operator fee per person for all actual time that the Operator’s, operators and personnel are required for the unloading or loading of Customer’s Marine Vessels pursuant to this Agreement. For any additional services not expressly covered by this Agreement which are requested by Customer and agreed to by Operator, the fee shall be $150 per hour for all actual time incurred by the Operator Operators and personnel in performing such services. In addition, Customer shall pay Operator for any materials used in the performance of such services an amount equal to the cost of such materials plus 20%;

(ii) Booming Services. $3,000 per Marine Vessel; and

(iii) Vessel Tie Ups: $1,000 per Marine Vessel.

(iv) Proportionate Fees. In the event that any Marine Vessel offloads Product to more than one customer, all of the fees referenced above will be based on the proportionate throughput offloaded or onloaded by or to each respective customer.

SCHEDULE 7(C)

Non-Exhaustive List of Anticipated Projects

1. MOTEMS. Operator is currently in discussions with the POLB about certain MOTEMS modifications of the Berths and related facilities that will be required in 2012 and 2013, a portion of which must be paid by Operator. The State of California requires MOTEMS audits on rolling three year intervals, beginning in 2014, but the timing will be adjusted to match the requirements set forth in the final Lease HD-2114. Further modifications of the Berths and other facilities may be required as a result of MOTEMS audits.

2. Environmental Compliance: Lease HD-2114 terms requiring compliance with the Clean Air Action Plan or other environmental rules may require MPC. The Clean Air Action Plan emissions reduction demonstration is required one and a half years from the first Lease HD-2114 renewal date, and a technology review is required at least once during every five years of the Lease HD-2114 term.

SCHEDULE 24

Notice Addresses

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Victoria R. Somers, Contracts Administrator – Logistics

phone: (210) 626-6390

fax: (210) 745-4490

email: victoria.r.somers@tsocorp.com

If to Customer, to:

Tesoro Refining and Marketing Company

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4433

fax: (210) 745-4631

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

ANNEX B

Marine Terminal Berths 84A & 86

VESSEL NOMINATION AND SCHEDULING GUIDELINES

Following are the nomination and scheduling guidelines for vessels and barges berthing at Tesoro Logistics Operations LLC (the “Operator”) Marine Terminal Berths 84A & 86 in the Port of Long Beach California.

1.0 VESSEL SCHEDULERS

1.1

Contact Information: All vessel and barge nominations and related schedule updates for customers (hereinafter, each a “Customer” and collectively, the “Customers’) using the Tesoro Marine Terminal Berths 84A & 86 must be provided to the Operator’s Terminal Vessel Scheduler (the “Tesoro Scheduler”):

Tesoro Scheduler:	Ms. Diana Harper / Mr. Jim Hed
Telephone:	(310) 522-6989
Cell Phone:	(310) 408-0148
Facsimile:	(310) 522-6956
(310) 522-4920
E-Mail:	LBTscheduler@tsocorp.com

2.0 NOMINATION REQUIREMENTS

2.1	Nomination Hours:

Daily nominations will be accepted 7:00 A.M. to 3:00 P.M. Pacific Standard Time (PST) Monday through Friday. Operator agrees to use its best efforts to accommodate Customer’s Late Request.

Nominations will not be processed on designated Operator holidays, a list of such holidays to be provided by Operator to Customer upon request.

All vessel nominations and schedule updates made by telephone must be immediately confirmed by the Customer by fax or email during normal business hours.

2.2	Required Information for Nomination:

The Customer shall submit to the Tesoro Scheduler the following information:

2.2.1	Vessel Name

2.2.2

Tesoro Petroleum Tanker Questionnaire, Barge Questionnaire, Tug Questionnaire as applicable using the Q88 website hhtp://q88.com/Tesoro/aspx. The SIRE VPQ can be imported to Q88 and this auto-populates most of the Tesoro specific questionnaire. There are a few

Tesoro Specific fields that will need to be completed before saving/sending to Tesoro. When Tesoro Questionnaire is saved/sent from Q88 the data auto-populates TASC.

2.2.3	Crew Matrix current for the date of clearance request must be sent or the operator confirm the published SIRE Crew Matrix is current for the vetting request date.

2.2.4	ISSC with intermediate endorsement verification

2.2.5	Other documents required for vessels nominated the first time for Tesoro: General Arrangement, Mooring Arrangement, and Capacity Plan.

2.2.6	Certificates required to be provided depending on the region of clearance request: California COFR

2.2.7	Vessel IMO Number

2.2.8	Laycan Dates

2.2.9	Cargo Type (type crude, gasoline, diesel etc)

2.2.10	Vapor Recovery Requirements

2.2.11	Cargo Volume

2.2.12	Date/Time Vetting Approval Required By

2.2.13	Receipt / Delivery location.

2.2.14	Type Vessel Discharge / Load

2.2.15	Arrival draft and names of cargo inspector and agent.

2.2.16	For vessel loading, provide prior cargo and copy of Form Rule 1142 submitted to AQMD 24hrs in advance prior to commencement of load.

2.2.17	Special requirements by customer (such as pre-movement analysis, third party inspection, etc.).

2.2.18	Certificates of analysis prior to delivery (on “inbound” shipments to the Operator system).

2.2.19	Customer’s inspection company (if desired).

2.2.20	Copy of Material Safety Data Sheet for the commodity being moved, prior to movement, if not previously on file with Operator.

3.0 NOMINATION AND SCHEDULING GUIDELINES

3.1	Vessel Nominations and Scheduling:

3.1.1	Customer shall submit in writing to the Tesoro Scheduler all Vessel Nominations

3.1.2	Vessel nominations will be accepted on a first come, first served basis.

3.1.3

Vessel Nominations will be submitted for marine “vetting” when all of the “Required Information for Nominations” listed in section 2.2 and as outlined in Annex B-1 (Tesoro Vetting Process) is made available to the Tesoro Scheduler.

3.1.4

Operator’s Marine Department will review vessel survey information and inspection history to insure that vessels calling at the Marine Terminal meet or exceed generally accepted standards suitable for berthing.

3.1.5	“Vetting” will be required for all Marine Vessels calling at the Operator’s Marine Terminal.

3.1.6	Vessel nominations will not be accepted until such time that the vessel vetting process has been successfully completed or confirmed.

3.1.7

Marine Vessel vetting acceptance or rejection shall be communicated by Operator’s Marine Department within a reasonable time frame, but not more than one business day following the receipt of all necessary information.

3.1.8	Operator maintains the right to refuse docking of a vessel if it reasonably deems that vessel to be unsafe by Operator’s Marine Department.

3.1.9

The Tesoro Scheduler shall prepare a marine terminal vessel schedule (“Vessel Schedule”) that reflects accepted vessel nomination of all customers. Vessel schedule priority will be established by Operator as Shell Lubes, followed by Term contract customers followed by non-Term customers contingent upon berth and connecting pipeline(s) availability.

3.1.10	The Vessel Schedule will be updated and communicated by phone or e-mail to customers as changes occur.

3.1.11	TBN vessel nominations will be accepted at the sole discretion of the Operator.

3.1.12	The Tesoro Scheduler shall assign each nominated vessel a berthing window that will provide the customer sufficient time to load/unload his commodity.

3.1.13	Operator will make a good faith effort to prevent delays and schedule vessels for all customers in a timely manner.

3.1.14

Neither Operator nor its designated agent will be responsible for demurrage claims associated with vessel scheduling and/or the use of the Marine Terminal unless due to the negligence or willful misconduct of the Operator.

3.1.15	The Tesoro Scheduler retains the right to schedule vessels in a manner that facilitates terminal operations.

3.2	Marine Terminal Scheduling Conflicts / Vacating the Berth:

A nominated vessel may lose its time window or be rescheduled to another window, or be ordered by Operator to vacate the marine terminal under the following conditions:

3.2.1	As requested by Operator to secure continuity of operations at the Wilmington Refinery in accordance with the provisions of Section 14 of the Berth Access, Use and Throughput Agreement.

3.2.2	Failure of a vessel to provide 100 pounds per square inch (“PSI”) of offloading pressure, causing a delay of greater than 8 hours and affecting a subsequent vessel’s berthing window.

3.2.3	Delays caused by vessel’s failure to meet regulatory requirements prior to docking at berth.

3.2.4	The vessel has not completed loading/unloading within the approved berth time.

3.2.5	The vessel has completed loading/unloading prior to the end of the allocated berth time.

3.2.6	The vessel is not in compliance with applicable laws, rules, regulations, permit conditions or Lease HD-2114 terms.

3.2.7	There are other circumstances, such as mechanical delays or Coast Guard suspension of unloading, beyond the vessel’s control.

4.0 OTHER TERMS AND CONDITIONS:

4.1.1

Operator will not be responsible for demurrage, except that Customer may submit a written claim within 60 days of a Marine Vessel NOR for any Customer costs associated with operational delays to such Marine Vessel which are the result of Operator’s negligence or willful misconduct.

4.1.2	All vessels transferring cargo must comply with the Marine Terminal Operations rules and procedures as well as all rules and requirements of the Port of Long Beach.

4.1.3

Vessels/barges must be equipped with the applicable vapor collection manifold to be used in conjunction with Operator’s marine vapor recovery unit when the collection of vapors in required by terminal policy or by local, state or federal regulations.

4.1.4

South Coast Air Quality Management District rule 1142 requires any owner or operator of a marine tank vessel intending to engage in a loading, lightering, ballasting, or housekeeping event to notify the District Executive Officer in writing, or by telephone, or in person at least 48 hours prior to the event. Such notice shall include name(s) of marine tank vessel(s), description of operations(s), cargo, location, estimated start time and duration of the event, Documentation of this notification must be provided to the Tesoro Scheduler at least 24 hours prior to commencement of any such activity at the Tesoro dock.

4.1.5	The Customer’s marine vessel must supply all mating adapters for their cargo receipt and discharge lines.

4.1.6	Use of Third Party cargo hoses for transferring cargo are not allowed.

4.1.7	Any vessel delays resulting from noncompliance with any federal, state or local regulations, and/or Operator’s safety, security, and environmental regulation will be for Customer’s account.

4.1.8	Any vessel nominated by Customer must not have any cast iron valves and/or fittings outboard of the last fixed rigid support to the vessel’s deck.

4.1.9	The vessel/barge will furnish necessary personnel (including necessary certified tankerman) for loading, discharging, and tending all lines of each marine vessel.

4.1.10	Operator’s dock personnel will not undertake any connecting and disconnecting of cargo hoses at the vessel’s manifold.

4.1.11	The Marine Terminal does not accept slops/dirty ballast.

4.1.12	Potable water is available for a fee. Customer is responsible for providing necessary hoses and fittings to load water on vessel.

5.0 TERMINAL OPERATING LIMITS (TOL’s)

Terminal Operating Limits have been placed upon the facility by the California State Lands Commission as a result of Marine Oil Terminals Engineering Maintenance

Standards (MOTEMS). All vessels/barges berthing at the Marine Terminal shall comply with the operating limits at the time of the vessel berthing. It is understood that TOL’s may change and all vessels/barges berthing at the Marine Terminal will be required to comply with future changes which may come into effect. The TOL’s in affect on the Execution Date are detailed below:

5.1.1	Sustained Wind Speed of 25knots/30mph – Suspend product movement

5.1.2	Sustained Wind Speed of 30knots/35mph – Drain and disconnect loading arms. Master to prepare to vacate berth or have tugs on stand-by.

5.1.3	Maximum Gangway angle shall not exceed 40 degrees from horizontal (LBFD regulation).

5.1.4	Maximum Ship approach velocity – 0.33 ft/sec

5.1.5	Maximum Barge approach velocity – 0.21 ft/sec

5.1.6	Vessels/barges must avoid first contact 50’ either side of expansion joints between MP-5/MP-6 at B-85A and MP-17/MP-18 at B-86.

6.0 DOCK SPECIFICATIONS

	Berth 84-A	Berth 86
Height Maximum (at MHW):	155’	155’
Draft Maximum (at MLLW):	47’ (1)	46’ (1)
LOA Maximum:	1000’	1000’
Maximum Displacement Tons:	173,500 LT	173,500 LT
Beam Maximum:	152’	152’
DWT Maximum:	116,000 LT	116,000 LT
Maximum PSI-Doc Header:	125 PSI	125 PSI
Estimated Unload Rate:	3-20M BPH	3-20M BPH
Maximum Ship Load Rate:	7-10M BPH (2)	7-10MBPH (2)
	6.7M BPH (3)	No Vapor Recovery
Maximum Height of Loading Arm:	72’	72’

Note: All Specifications are subject to change

(1)	One Foot Under Keel Clearance (UKC) required through all stages of the tide.
(2)	Without vapor recovery
(3)	With vapor recovery

7.0 PRODUCT SPECIFICATION LIMITS

Operator reserves the right to revise, amend and/or supplement these Specifications at any time.

Crude Oils
Test	Method	Actual Range	Comments
API Gravity @ 60 deg F	ASTM D-287	12 to 42 degree
Pour Point - deg F	ASTM D-97	70F or less
Viscosity, cst @100 deg F	ASTM D-445	375 cst or less	See note 3
Viscosity, cst @122 deg F	ASTM D-445	150 cst or less	See note 3
BS&W, vol %	ASTM D-4007	3% or less
Total Sulfur, wt %	ASTM D-4294	4% or less
H2S in vapor, ppm	ASTM D-5705	3500 ppm or less	See note 1
Mercaptan Sulfur, ppm	UOP-163	100 ppm or less	See note 2
Reid Vapor Pressure psi @ 100F	ASTM D-323-82	6 psi or less

Black Oil / Semi Refined
API Gravity @ 60 deg F	ASTM D-5002	1 to 30degree
Flash Point - deg F	ASTM D-93	125F or higher
Pour Point - deg F	ASTM D-97	70F or less
Viscosity, cst @122 deg F	ASTM D-445	2000 cst or less
Total Sulfur, wt %	ASTM D-4294	4 % or less
H2S in vapor, ppm	ASTM D-5705	100 ppm or less	See note 1
Mercaptan Sulfur, ppm	UOP-163	100 ppm or less	See note 2
True Vapor Pressure, psia	ASTM D-2879	0.49 psia or less

MISCELLANEOUS
Temperature	DEG F	145 Deg F Max

Notes:

1)

H2S in vapor test is for residual fuel oils. For crude oils this is not an exact measure of the H2S in any vapor space. It is used to compare one material relative to others that have been handled previously.

2)	Mercaptan or H2S levels near 100 ppm may result in odor complaints from neighbors, especially if materials require heating and tanks are being emptied or filled.
3)	Pumping material with viscosity exceeding 375 cst requires approval by Tesoro Engineering and Marine Terminal Operations.
4)	Proper precautions for handling high H2S materials should be observed at all times regardless of quality test result data.

8.0 CHEMICAL TREATMENT

Chemical treatment in or upon discharge into terminal pipelines may be utilized to maintain product specification limits. Chemical injection shall only occur at designated chemical injection points on the Crude, Diesel and Fuel pipelines at Berths 84A & 86. Chemical treatment costs are for Customer’s account. All chemical treatment activities under this agreement will be considered by Operator on a case by case basis and must be pre-approved by Operator at Operator’s sole discretion, such pre-approval not to be unreasonably withheld.

9.0 MISCELLANEOUS

9.1

Amendment: Operator may not modify these Vessel Nomination and Scheduling procedures without the written consent of Customer. Customer’s Marine Vessels Nomination and Scheduling priority shall not be less than any customer, other than Shell Lubes.

ANNEX B-1

Tesoro Marine Vessel Vetting Process

Tesoro Refining and Marketing Company (“Tesoro”) is a San Antonio, Texas based refining and marketing company with deepwater access refineries and/or terminals in Nikiski, Alaska; Anacortes Washington; Martinez, California; Los Angeles, California, and Kapolei, Hawaii.

VETTING POLICY

All vessels must be vetted and accepted before they can be approved to berth at a facility owned or operated by Tesoro.

Vetting is used to determine the suitability and acceptability/non-acceptability of a vessel with the following objectives:

•	All vessels must comply with applicable rules, regulations and accepted industry practices in respect to safety, pollution prevention, and operational procedures.

•	The quality of the ship, crew, and owner/operator meet industry and Tesoro requirements.

•	The vessel has the capability to safely arrive, moor, and depart in respect to the vessel’s particulars, draft, and mooring capabilities.

VETTING PROCESS

Vetting is performed by the Tesoro Vetting group utilizing a dedicated vetting program designed and maintained by Marine Information Systems. The program is called Tesoro Assessment & Ship Clearance (TASC), and it is internet based and provides a central process and record of all vetting activity. TASC includes direct links with Lloyd’s List Intelligence and Q88.com as well as links with SIRE, USCG PSIX, Equasis, Paris MOU, Tokyo MOU, Indian Ocean MOU and other sites that may be useful in the vetting process. TASC also includes a Terminal/Superintendent feedback capability which is an important element of the vetting process.

Vetting requests must be submitted in TASC by Tesoro personnel.

When a vessel is submitted for a vetting clearance the owner or operator must provide or update the following to the Terminal scheduler (as indicated in Annex B) with carbon copy to vetting@tsocorp.com :

•

Tesoro Petroleum Tanker Questionnaire, Barge Questionnaire, Tug Questionnaire as applicable using the Q88 website http://q88.com/tesoro.aspx. The SIRE VPQ can be imported to Q88 and this auto-populates most of the Tesoro specific questionnaire. There are a few Tesoro specific fields that will need to be completed before saving/sending to Tesoro. When the Tesoro Questionnaire is saved/sent from Q88 the data auto-populates TASC.

•	Crew Matrix current for the date of the clearance request must be sent or the operator must confirm the published SIRE Crew Matrix is current for the vetting request date.

•	ISSC with intermediate endorsement verification.

•	Other documents required for vessels nominated the first time for Tesoro: General Arrangement, Mooring Arrangement, and Capacity Plan.

•	Certificates required to be provided depending on the region of clearance request: California COFR

The vetting process includes numerous factors such as those listed below, but may include other considerations as circumstances warrant:

•	Tesoro Terminal/Superintendent Feedback

•	Review of the Tesoro Questionnaire with special attention to vessel particulars: including DWT, mooring capability, bow mooring arrangement, LOA, Beam, Max Draft and KTM.

•	SIRE inspection reports.

•	Port State Reports: USCG PSIX, Tokyo MOU, Paris MOU, Indian MOU, Equasis, etc.

•	Past experience with the vessel.

•	Past experience with the owner/operator.

•	Casualties, detentions included in specialized data services such as Lloyd’s Intelligence.

•	Information and/or publicized in the media.

After a detailed review the following may result:

•	The vessel is accepted subject to certain approval conditions.

•	The vessel is rejected.

•	Additional information is requested.

•	An inspection is required.

A vessel must be vetted each and every time it is considered for use as described in the previous vetting policy section unless the vessel is under time charter to Tesoro.

SPECIFIC CRITERIA

The following specific criteria will apply:

•	Vessels over 15 years old must have a CAP 1 or CAP 2 rating issued by an acceptable classification society.

•	Tankers over 15 years old must have been dry-docked within the last 36 months. Under Water Inspections in Lieu of Drydocking (UWILD) are not acceptable.

•	Conditions of Class will be closely scrutinized.

Vessels that will not be considered/accepted

I.	Single hull tankers and barges.

II.	CBT Tankers

III.	Tankers without fully functioning IG system.

IV.	Vessels with only center tanks with a history of fracturing

V.	OBO’s over 12 years old

VI.	OBO’s that have not been in continuous wet service for at least 3 consecutive voyages

VII.	Vessels with unacceptable P&I Clubs

GENERAL CRITERIA

The following criteria are subject to change. The general conditions are listed below to illustrate additional considerations considered in the vetting process.

•	Tesoro requires a tanker to have a SIRE inspection at six months intervals.

•	Barges and tugs must have a SIRE inspection at twelve months intervals with exceptions in certain regions.

•	Current Crew Matrix is required, for key officers the following experience is preferred:

TIME IN RANK: An aggregate of 2.5 years of on board sea time between the Master & C/O, and the same for the C/E & 1E.

TIME ON ALL TYPES OF TANKERS: Minimum 2.5 years of on board sea time individually for Master, C/O, C/E & 1E.

TIME WITH OPERATOR: An aggregate of 2 calendar years between the Master & C/O, and the same for the C/E & 1E.

•

Ownership/Operator changes – A vessel will need a SIRE inspection following a change in ownership or operator unless experience with the new owner and/or operator are such that the change is of not concern.

•	Newbuilds – Vessels on their maiden voyage will only be considered based on experience with the owner/operator.

•	Owner must be a member in good standing of an acceptable P&I club and the vessel must have the maximum coverage available on the market for oil pollution (currently US $1 billion).

•	Vessel must be in compliance with applicable international, flag state, port state, classification society and local authority rules and regulations.

•

Vessels calling on a US port or a US controlled territory, must have valid contingency plans, certificates of financial responsibility and other documentation required by The Oil Pollution Act of 1990 (OPA-90), the U.S. Coast Guard and the port state. This includes compliance with OPA 90 crew rest period regulations.

•	Vessel shall not have any outstanding safety violations issued by a flag state, the U.S. Coast Guard, vessel’s classification society or port state.

•

If the vessel experienced a spill or casualty in the last 12 months the spill or casualty must be investigated. Actions taken by the vessel or operator to address the causes of the incident(s) must be evaluated and a determination made that the actions taken were sufficient to prevent reoccurrence of the incident.

•	Vessel must have a drug and alcohol program that meets OCIMF and flag state requirements.

•	Crew certifications and training must conform to International Convention on Standards of Training and Certification of Watchkeepers for Seafarers (STCW) and flag state requirements.

•	The crew complement must be in accordance with flag state manning standards.

•	The vessel crew must be able to communicate effectively in English with shore-side personnel, both verbally and in writing.

•

All measurement and sampling equipment and systems, including portable equipment, is to be in good condition and of a design that supports the efficient and accurate measurement and / or sampling. The accuracy of these systems must be proven and documented, and meet API standards.

•	Approved oil spill response manuals must be in place. Notification information must be readily available.

•

Spill response equipment must be in compliance with flag state requirements (U.S. Coast Guard in the United States) and the vessel must have sufficient equipment including pumps, hoses, sorbents, drums, etc., readily available to mount a prompt response.

•

TMSA – Tankers and barge operators are recommended to have a report published on the TMSA database. Tesoro should be included as a recipient of the reports. The report may be followed up with an owner review and audit by Tesoro.

SIRE INSPECTIONS

Owners/Operators wishing to have their vessel inspected must submit the Tesoro SIRE Inspection Request. This form is available at q88.com or from shipinspection@tsocorp.com

It is preferred that the inspection is conducted during a daylight discharge operation. An agreement to perform an inspection will be completed between the owner/operator and Tesoro that establishes the inspection process, and the submittal of owner comments to SIRE. The charge for the inspection will be covered in the agreement.

Tesoro utilizes SIRE inspectors based in the following countries:

Argentina

Australia

Brazil

Canada, Nova Scotia

Chile

Italy

Singapore

South Africa

South Korea

United Kingdom

United Arab Emirates

United States of America in the following states: California, Florida, Massachusetts, New Jersey, Oregon, Pennsylvania, Texas, Washington.

Venezuela

CONTACT INFORMATION

Contact the Tesoro Vetting Group via email at vetting@tsocorp.com to ensure messages are received in a timely manner without regard to time zones and people away from the office. If required, direct contact may be made as follows:

Primary contact regarding SIRE Inspections and Vetting –

Captain Debra Cobb

Marine Assurance Manager

Office: 210-626-7439 Central US Time Zone

Secondary contact regarding SIRE Inspections and Vetting –

Captain Robert McCaughey

Manager West Coast Shipping Operations

Office: 562-495-6844 US Pacific Time Zone

Company Address:

Tesoro Maritime Company

ATTENTION: Marine Assurance Manager

19100 Ridgewood Parkway

San Antonio, Texas 78259

ANNEX C

(POLB BERTHS 84A and 86)

The purpose of this document is to set forth authorized entry procedures for Tesoro Refining and Marketing Company’s (“Operator”) Long Beach Terminal facility.

The procedures listed below are in accordance with the Operator’s facility security plan, its operations manual and all Applicable Laws, including, but not limited to, 33 CFR-Maritime Security (USCG) section 105.255.

PROCEDURES:

1.

Explosives, firearms, alcohol and illegal drugs are not allowed on Operator’s property and are strictly prohibited. Any person caught in possession of these items will be prosecuted (law enforcement agencies exempted).

2.	The main point of contact and communication shall be with operations at (310) 522-6955.

3.	Access control coverage is twenty four (24) hours a day.

4.	During vessel operations, entry personnel will be given a time frame on the expected arrival of vessel and updated on schedule changes by email communications.

5.

Entry personnel will demand government issued identification of all persons entering the facility. No person shall be allowed to enter the facility without U.S. government issued photo identification or foreign government issued passport. Any person refusing to surrender proper identification will not be allowed to enter the facility and future entry privileges will be revoked.

6.

Once personnel have established identification, the person’s identity will be cross-referenced with the Authorized Entry List on a daily basis. If the visitor or contractor is not listed, contact operations for authorized entry and/or check email correspondence (please reference exemption).

7.

Identification badges will be supplied to all persons granted entry to the facility. Identification badges shall be displayed in a clear and visible manner. All persons shall wear identification badges for the duration of stay at the facility. All persons shall notify security when an identification badge is lost or stolen. All persons issued badges are responsible for their return to entry personnel or main office receptionist.

8.	Before allowing entry, entry personnel must notify operations to the presence of the contractor or visitor before opening the gate and allowing entry.

9.

All persons allowed entry are restricted to their assigned work area. Any person found in a restricted area will be immediately removed from the facility. However, access to smoking and restroom facilities are allowed.

10.

Entry personnel maintain the right and authority to deny any person entry to the facility if any person entering the facility displays suspicious behavior, appears to be under the influence of alcohol and/or drugs, or is engaged in unsafe conduct.

11.

If any person becomes hostile or refuses to cooperate with these set procedures, do not confront the individual; but call the Long Beach Police Department at 562) 435-6711 and notify operations and the Terminal Manager immediately.

12.	No contractor or regulating agency is allowed to bring an “observer” who has no regulatory authority over operations of the terminal, without prior written approval from the Terminal Manager.

13.	Any Person who does not have a professional relationship to the facility (e.g., friend, family member or child) will not be allowed entry.

14.	Vessel and barge crew changes are restricted, per the Facility Security Officer (please reference exemption below).

Exemptions:

•	Operator employees, Tankermen, local and government regulating agencies.

•	Prior written approval from the FSO/Terminal Manager granting authorization of said crew members.

15.	All vehicles are subject to screening. Vehicles granted access to the wharf are subject to inspection in the following areas: exterior, interior, trunk space, tool bins and any form of packages.

16.

Operator reserves the right to require Customer and/or Customer’s carriers, agents, contractors and representatives to enter into a “Terminal Access Agreement” in the form that is attached hereto as Exhibit C-1 to this Annex C.

ANNEX C-1

LONG BEACH TERMINAL ACCESS AGREEMENT

This Long Beach Terminal Access Agreement (this “Access Agreement”) is entered into on                  , 20    (“Effective Date”) by and between Tesoro Logistics Operations LLC (“TLO”), and                     (“Contractor”). TLO and Contractor are sometimes hereinafter referred to individually as “Party” and/or collectively as “Parties”.

RECITALS

Contractor desires the right to access TLO’s Terminal (defined below); and

TLO agrees to provide access to Contractor to the Terminals subject to the terms and conditions of this Access Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, TLO and Contractor hereby agree as follows:

AGREEMENT

1.0

Term. The term of this Access Agreement shall commence on the Effective Date and conclude upon thirty (30) days’ written notice of termination provided by TLO to Contractor. All obligations accrued by both Parties prior to such termination date shall survive termination.

2.0

Access. TLO hereby grants Contractor and such of its agents, representatives and contractors (collectively, “Agents”) and each of its and their employees, all as designated in writing to TLO from time to time the right and privilege to access TLO’s Long Beach Terminal (the “Terminal”). Contractor, its Agents and each of its and their respective employees shall access the Terminal in a manner as to cause minimum interference with TLO’s operations.

Contractor shall be absolutely responsible and liable for its Agents and their actions, and for their compliance and/or non-compliance with the terms and conditions of this Access Agreement.

3.0

Terminal Rules. Contractor agrees to comply with the Authorized Entry Procedures, set forth in Annex C attached hereto and hereby incorporated as if fully stated herein, as they may be amended from time to time, and to make available copies of same to all Agents who enter or have access to the Terminal.

4.0

Compliance with Laws and Regulations. Contractor agrees to comply and to cause its Agents to comply with all federal, state and local laws, statutes, ordinances, rules, and regulations that may be applicable to Contractor’s and its Agents activities at the Terminal. Contractor shall obtain and cause its Agents to obtain all permits and licenses required by law for common Contractors in all applicable jurisdictions.

5.0

Controlled Substance Abuse. TLO maintains a drug and alcohol free workplace. Any person who is found in violation of Section a or who refuses to permit an inspection per Section b may be removed and barred from the Terminal, at TLO’s sole discretion. Contractor agrees to the following:

1.	Contractor and its Agents shall not use, possess, sell, transfer, purchase or have in their system a controlled substance on any of TLO’s property at the Terminal.

2.	Entry into the Terminal constitutes consent to an inspection of the person and personal effects, as well as any mode of transportation of Contractor and its Agents.

3.	Contractor will have a drug and alcohol free workplace policy in effect.

6.0

Safety of Contractor’s Vehicles and Equipment. Contractor agrees that all vehicles and equipment owned, leased or otherwise under the control of the Contractor and its Agents will be properly maintained, and in a safe condition. Contractor shall remove any equipment that in TLO’s discretion poses a safety hazard at the Terminal. In the event Contractor fails to remove such unsafe equipment, TLO has the right to remove the unsafe equipment with Contractor paying or reimbursing TLO for the cost of such removal.

7.0

Incident Reporting. Contractor must report all incidents (including accidents and near misses) that occur at the Terminal in writing to TLO within twenty-four (24) hours following such incident. The report should describe the incident and include any investigative materials or documents that Contractor completes, and any related documentations and reports submitted to any entity, including but not limited to, any governmental agency, Contractor’s insurance, or others.

8.0	No Agency Relationship. Neither Contractor nor its Agents act under the direction, control, or supervision of TLO and none of the foregoing is an agent of TLO.

9.0	Insurance

9.1

Insurance Required by Contractor. Contractor shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its Agents to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to TLO of the following types and amounts:

a.

Workers Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Access Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required.

b.	Employer’s Liability Insurance in the following minimum limits:

i.	Bodily injury by accident – $1,000,000 per accident;

ii.	Bodily injury by disease – $1,000,000 each employee; and

iii.	Bodily injury by disease – $5,000,000 policy limit.

c.

Commercial Auto Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Contractor and/or any Agents while in, on or adjacent to the Terminal, with a combined single limit of not less than five million dollars ($5,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

d.

Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than three million dollars ($3,000,000) combined single limits each occurrence.

e.	Excess Liability Insurance in excess of the insurance coverages required at Sections 9.1(b), (c), and (d) above, with a limit of not less than twenty-five million dollars ($25,000,000) per occurrence.

9.2

Certificates of Insurance, Endorsements. Contractor shall cause TLO Group (as defined below) to be named as an additional insured on all policies of insurance secured by Contractor and its Agents in accordance with this Access Agreement. Contractor shall furnish TLO with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until TLO has received thirty (30) days written notice. Contractor hereby waives, and shall cause its insurers and those of the Agents to also waive any right of subrogation that they may have against TLO Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by TLO.

9.3

Failure to Maintain Required Coverages. In the event that (a) Contractor does not maintain, or does not cause its Agents to maintain, the insurance coverages required hereunder this Access Agreement, (b) Contractor fails to include TLO as an additional insured on all policies of insurance required by this Access Agreement, or (c) the insurers of Contractor or any Agent deny coverage due to the acts, fault, or breach of Contractor or any Agent, then Contractor shall hold harmless and indemnify TLO against all claims, demands, losses, damages, costs, expenses and fees (including attorneys’ fees) that otherwise would have been insured.

10.0	Indemnification

10.1

Duty to Indemnify Contractor Group. Except as expressly provided otherwise in this Access Agreement, TLO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Contractor, its subsidiaries, affiliates and shareholders, Agents, and each of its and their respective officers, directors, employees, agents, contractors, successors, and assigns (collectively the “Contractor Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TLO OR ANY MEMBER OF TLO GROUP (as defined below) WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS ACCESS AGREEMENT.

10.2

Duty to Indemnify TLO Group. Except as expressly provided otherwise in this Access Agreement, CONTRACTOR SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TLO, its subsidiaries, affiliates, and shareholders and each of its and their respective officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of Contractor Group) (collectively the “TLO Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CONTRACTOR OR ANY MEMBER OF CONTRACTOR GROUP WHILE ACCESSING THE TERMINAL AND/OR PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS ACCESS AGREEMENT.

10.3

Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Access Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of Contractor Group’s vehicles or equipment or otherwise caused by any member of the Contractor Group while in, on, or adjacent to the Terminal (each such event a “Pollution Event”), TLO shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by

TLO or required by any governmental authorities, and shall notify Contractor, as soon as reasonably possible, of such activities. CONTRACTOR SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TLO GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT THAT CONTRACTOR SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE SOLE NEGLIGENCE OF TLO.

10.4

Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity hereunder is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

10.5

No Limitation. The scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Access Agreement. The indemnity obligations of the Parties as set out in this Section 11 are independent of any insurance requirements as set out in Section 10, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

10.6

Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS ACCESS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER.

10.7	Survival. These indemnity obligations shall survive the termination of this Access Agreement for any reason until the applicable statute of limitations has run.

11.0

Notice/Contact Information. Any notice, request, order or demand required or permitted to be given under this Access Agreement to either Party, other than a request for service, shall be in writing and conveyed to the Party to be notified as follows by certified mail, return receipt requested, on the date of mailing of said notice:

If to TLO:	If to Contractor:
Attention:	Attention:

Telephone:	Telephone:
Facsimile:	Facsimile:
SCAC Code:
FEIN:

State License Number/Transporter’s Number:

12.0	Miscellaneous.

12.1	Recitals. The Recitals are incorporated into this Access Agreement by reference, as if fully set forth herein at length, and shall be considered terms of this Access Agreement.

12.2

Governing Law; Jurisdiction. This Access Agreement and the rights and obligations between the Parties shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas without giving effect to its conflicts of laws provisions. The Parties irrevocably and unconditionally consent and agree to submit to the exclusive jurisdiction of the State or Federal courts located in Houston, Harris County, Texas. The parties further irrevocably and unconditionally waive any objection based upon lack of personal jurisdiction, improper venue or forum non conveniens in this jurisdiction and consent to the granting of such legal or equitable relief as is deemed appropriate by the federal courts in this jurisdiction.

12.3	Headings. The headings of the sections and subsections of this Access Agreement are for convenience only and shall not be used in the interpretation of this Access Agreement.

12.4

Severability. If any provision of this Access Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision of this Access Agreement. In that event, the Parties agree to amend or reform this Access Agreement to effect as closely as possible the original intent of the Parties.

12.5

Entire Agreement; Amendment; Waiver. This Access Agreement constitutes the entire agreement between the Parties regarding the transactions contemplated herein. Any previous agreements and understandings between the Parties regarding these transactions, whether written or oral, are superseded by this Access Agreement. Any amendment or waiver of any requirements and/or provisions of this Access Agreement must be in writing and signed by an officer or authorized representative of each Party.

12.6

Assignment. This Access Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Contractor may not assign this Access Agreement nor grant any rights hereunder, nor shall activities by performed under this Access Agreement by a contractor or subcontractor of Contractor, without the express prior written consent of TLO.

12.7

Counterparts. This Access Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. To the maximum extent permitted by law, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties hereto have caused this Access Agreement to be duly executed by their respective authorized officers as of the Effective Date.

TESORO LOGISTICS OPERATIONS LLC	[CONTRACTOR]

By:	By:
Name:	Name:
Title:	Title:

ANNEX D

Operator shall allow the throughput of the following grades and qualities of crude oil

Historical Crudes	Origin	Assay Date	API Gravity @ 60 °F	Pour Point, °F	Viscosity, cst @ 122 °F	Total Sulfur, wt%	H2S in vapor, ppm	Mercaptan Sulfur, ppm	RVP psi @ 100 °F
ANS	USA	04/11/03	32.3	-55	na	0.93		12.8	na
Basrah	Iraq	11/01/08	29.7	-50	7.18	3.11		15	5.54
Castilla	Columbia	08/06/09	18.3	-5	78.62	1.46			3.42
Cold Lake	Canada	11/01/08	22.0	-55	33.35	3.38	310	45	na
Dalia	Angola	08/27/10	23.2	-35	27.81	0.53		1	0.23
ESPO	Russia	07/01/10	35.0	-45	5.96	0.54	1	111	5.02
Frade	Brazil	06/01/10	20.5	-11	40.50	0.66		20.7	na
Hamaca	Venezuela	01/01/00	24.0	28	26.67	1.79		0	na
Kissanje	Angola	03/01/06	30.5	-38	7.16	0.37		0	na
Loreto	Peru	01/01/03	18.1	-5	122.00	1.14			2.07
M-100	Russia	08/06/09	14.3	50	558.80	2.50			na
Magdalena	Colombia	01/01/00	20.4	32	125.50	1.60		1.8	2.31
Marlim	Brazil	06/01/04	19.2	-38	84.87	0.78		10	na
Maya	Mexico	08/01/09	20.6	5	62.71	3.72			na
Napo	Ecuador	06/24/02	19.2	-11	248.20	2.10	2	19	1.30
Oman	Oman	01/01/07	33.0	-37	6.46	1.25	1	82	4.80
Oriente	Ecuador	10/01/07	23.1	-5	35.93	1.63			2.85
Ostra	Brazil	03/01/03	22.7	-10	43.42	0.26			0.60
Petrozuata Heavy	Venezuela	07/01/06	22.0	27	13.97	2.85		4	1.00
Pyrenees	Australia	05/10/10	19.0	-11	39.96	0.21		88	0.30
Ratawi	Neutral Zone	01/01/07	23.9	-45	23.43	4.17			4.30
Roncador 28	Brazil	08/21/08	28.3	-15	9.95	0.58		4	na
South Blend	Colombia	10/18/07	29.8	27	7.51	0.71			4.05
Vasconia	Colombia	01/01/05	22.5	5	25.65	1.03			3.03
Vincent	Australia	07/01/99	18.3	-11	54.08	0.55			na
Wabasca	Canada	01/01/00	19.6	-50	43.70	3.90		240	6.30
Zuata 300	Venezuela	10/01/09	17.1	-10	32.42	3.27			1.28

Additional Crudes	Origin	Assay Date	API Gravity @ 60 °F	Pour Point, °F	Viscosity, cst @ 122 °F	Total Sulfur, wt%	H2S in vapor, ppm	Mercaptan Sulfur, ppm	RVP psi @ 100 °F
Arab Light	Saudi Arabia	10/01/01	33.0	-55	na	1.87			na
Escalante	Argentina	08/19/09	23.9	27	151.00	0.19			1.30
Pazflor	Angola	01/01/07	26.0	0	14.70	0.38		14	na
Cano Limon	Colombia	02/01/03	29.2	25	10.30	0.55		3	1.30
Van Gogh	Australia	05/27/10	17.0	-6	81.26	0.42	1	428	1.00
Merey	Venezuela	12/15/09	16.4	10	172.80	2.90			na
Lula	Brazil	09/02/10	28.8	na	12.66	0.37	1	37.7	3.76
Kissanje	Angola	03/01/06	30.5	-38	7.16	0.37		0	na
Plutonio	Angola	02/18/10	33.2	48	6.12	0.37		1
Kuwait	Kuwait	02/01/02	30.5	-30	na	2.65			na
Stybarrow	Australia	01/25/08	22.8	-33	12.85	0.12		9	1.80
Eocene	Neutral Zone	01/01/07	18.2	-10	88.46	4.80			1.30
Sokol	Russia	01/01/07	38.2	23	2.25	0.22		13	3.60